Table of Contents

Preliminary Offering Circular, Dated March 31, 2021

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Gin & Luck Inc.

3756 W. Avenue 40, Suite K #278

Los Angeles, CA 90065
(213) 613-0464

www.ginandluck.com

UP TO 6,598,482 SHARES OF SERIES B PREFERRED STOCK

UP TO 6,598,482 SHARES OF COMMON STOCK INTO WHICH THE SERIES B PREFERRED STOCK MAY CONVERT

Holders of our Series B Preferred Stock have limited voting rights compared to holders of our Class A Common Stock, Class B Common Stock, and Class C Common Stock (collectively the “Common Stock”) pursuant to the Amended and Restated Voting Agreement that investors must enter into in order to invest in this offering. For instance, holders of our Series B Preferred Stock, voting together with the Series A Preferred Stock are entitled to vote to elect two (2) directors as designated in such agreement, and the holders of Common Stock exclusively and as a separate class are entitled to elect four (4) directors as designated in such agreement. In addition, investors in this offering will be granting the Chief Executive Officer of the company a proxy to vote all of such investor’s shares of stock in the event such an investor fails to vote. See “Securities Being Offered” at page 35 for more information on the rights of our Series B Preferred Stock.

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to Issuer
Per Share of Series B Preferred Stock	$0.9093	$0.0773	$0.832
SeedInvest Transaction Fee per share (2)	$0.0182	–	–
Per Share Plus Transaction Fee	$0.9275	–	–
Total Minimum with Transaction Fee (3)	$765,000.65	$63,750.05	$686,250.59
Total Maximum	$6,119,999.68	$509,999.97	$5,489,999.71

The Series B Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon the occurrence of certain events, like the closing of the sale the Common Stock in an initial public offering or the vote of the majority of the holders of the Series B Preferred Stock and the holder of Series A Preferred Stock, voting together, to effect such conversion. The total number of shares of Common Stock into which the Series B Preferred Stock may be converted will be determined by dividing the original issue price per share of the Series B Preferred Stock by the conversion price per share of the Series B Preferred Stock. See “Securities Being Offered” for additional details.

The Series B Preferred Stock will be subject to “Drag-Along” provisions in pursuant to the Voting Agreement all investors will be required to sign in order to participate in this offering. Series B Preferred Stockholders may be required to participate in certain future events, including our sale or the sale of significant amount of our assets if (i) a majority of holders of our common stock converted or convertible from our Preferred Stock, (ii) the Board of Directors and (iii) and our majority of holders of our then outstanding common stock (excluding any common stock converted from Preferred Stock) (the “Requisite Parties”) approve the transaction action. Specifically, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests. See “Securities Being Offered – Preferred Stock – Drag-Along Rights” and “Securities Being Offered – Common Stock – Drag-Along Rights” for additional details. Assuming the sale of all the Series B Preferred Stock in the offering, our directors and officers will represent approximately 53% of the voting power of our outstanding capital stock following this offering.

(1)	The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placements of its securities. The company will pay SI Securities, LLC in accordance with the terms of the Issuer Agreement between the company and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. If the placement agent identifies all the investors and the maximum number of shares is sold, the maximum amount the company would pay SI Securities, LLC is $509,999.97. This does not include transaction fees paid directly to SI Securities, LLC by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent.

(2)	Investors will be required to pay directly to SeedInvest a Transaction Fee equal to 2% of the investment amount at the time of the investors’ subscription up to $300. The Transaction Fee paid by any individual investor will be included as part of the aggregate purchase price paid by the investor when calculating the maximum amount non-accredited investors may invest under Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act. The offering table shows the effect of this Transaction Fee as if all investors paid the Transaction Fee equal to 2% of the amount invested. This fee will be promptly refunded in the event the company does not reach its minimum target amount of $750,000.64 (the “Minimum Target Amount”), excluding the Transaction Fee paid directly to SeedInvest. Investors may invest directly with the company, without utilizing the SeedInvest platform, to avoid paying the Transaction Fee equal to 2% of the investment amount at the time of the investors’ subscription. The company must reach its Minimum Target Amount via subscriptions through SeedInvest prior to accepting direct investments. See “Plan of Distribution and Selling Securityholders” for additional discussion of this Transaction Fee. Assuming the offering is fully subscribed and all investors utilized the SeedInvest platform, and all investors paid the Transaction Fee equal to 2% of the amount invested, investors would pay SeedInvest total Transaction Fees of $119,999.68. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the company is permitted to raise under Regulation A. However, it is not included in Proceeds to Issuer Before Expenses.

(3)	The company’s Minimum Target Amount of $750,000 to conduct a closing excludes the Transaction Fee paid directly to SeedInvest equal to 2% of the investment amount, up to $300, at the time of the investors’ subscription.

Gin & Luck Inc. (the “company”) expects that the amount of expenses of the offering that it will pay will be approximately $510,000 including professional and compliance fees and other costs of the offering, not including commissions, marketing costs or state filing fees.

The company is selling shares of Series B Preferred Stock on a best-efforts basis.

The company plans to engage The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $750,000.642 in securities, may hold a series of closings at which we receive the funds from the Escrow Agent and issue the securities to investors.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”), or (3) the date at which the offering is earlier terminated by the company at its sole discretion. In the event we have not sold the minimum amount of securities by ____________, 2021 or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately            , 2021.

The company is following the “Offering Circular” format of disclosure under Regulation A.

If we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Gin & Luck Inc,” “Death & Co.,” “we,” “us” or “the company” refers to Gin & Luck Inc., a Delaware corporation and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Overview

Gin & Luck Inc. is a subchapter-C corporation organized on October 8th, 2020 under the laws of the State of Delaware, and headquartered in Los Angeles, California. The organization of the company was undertaken in connection with converting the company from a Delaware limited liability company named Gin & Luck LLC to a Delaware corporation named Gin & Luck Inc. The company was formed to acquire and act as a holding company for entities associated with the Death & Co brand and Proprietors LLC.

Gin & Luck is a cocktail focused hospitality group whose primary business is:

●	Creating owned cocktail driven food & beverage (“F&B”) destinations in leased spaces
●	Consulting services for F&B destinations
●	Branded and cocktail themed e-commerce retail services
●	Hotel F&B program management services
●	Cocktail recipe book writing

The Offering

Securities offered[1]:	Minimum of 824,811 shares of Series B Preferred Stock and maximum of 6,598,482 shares of Series B Preferred Stock[2].

Offering price per share:	$0.9093 per share.

Minimum investment:	The minimum investment in this offering is $1,000.30 or 1,100 shares of Series B Preferred Stock. SeedInvest Auto Invest Participants have a lower investment minimum purchase of $200.96 or 221 shares of Series B Preferred Stock).
Termination of offering:

Shares outstanding before the offering[3]:	Class A Common Stock – 9,999,999 Class B Common Stock – 3,025,002 Class C Common Stock – 1,068,220 Series A Preferred Stock – 3,061,653
Shares outstanding after the offering assuming maximum raise[3]:	Class A Common Stock – 9,999,999 Class B Common Stock – 3,025,002 Class C Common Stock – 1,068,220 Series A Preferred Stock – 3,061,653 Series B Preferred Stock – 6,598,482

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1 Prior to the first closing under this offering, the company intends to file an amended and restated certificate of incorporation and execute the amended and restated investor rights agreement and amended and restated voting agreement , see “Securities Being Offered” below.

2 Holders of our Series B Preferred Stock have limited voting rights compared to holders of our Common Stock pursuant to the Amended and Restated Voting Agreement that investors must enter into in order to invest in this offering. For instance, holders of our Series B Preferred Stock, voting together with the Series A Preferred Stock are entitled to vote to elect two (2) directors as designated in such agreement, and the holders of Common Stock exclusively and as a separate class are entitled to elect four (4) directors as designated in such agreement. In addition, investors in this offering will be granting the Chief Executive Officer of the company a proxy to vote all of such investor’s shares of stock in the event such an investor fails to vote. See “Securities Being Offered” at page 35 for more information on the rights of our Series B Preferred Stock. In addition, the Series B Preferred Stock will be subject to “Drag-Along” provisions pursuant to the Voting Agreement. In some cases, Series B Preferred Stockholders will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests. See “Securities Being Offered – Preferred Stock – Drag-Along Rights” and “Securities Being Offered – Common Stock – Drag-Along Rights” for additional details. Assuming the sale of all the Series B Preferred Stock in the offering, our directors and officers will represent approximately 53% of the voting power of our outstanding capital stock following this offering.

3Assumes that all still outstanding shares that were originally issued as profits interests when under the company’s operating agreement when the company was a limited liability company are no longer subject to a repurchase right.

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Include description of escrow, plan of distribution and closings:

Use of proceeds:

We estimate that, at a per share price of $0.9093, the net proceeds from the sale of the 6,598,482 shares in this offering will be approximately $4,980,000, after subtracting estimated offering costs of $509,999.97 to SI Securities, LLC in commissions, and fixed professional fees, EDGARization and compliance costs of $510,000.

We intend to use the net proceeds of this offering for working capital, brand acquisitions, marketing costs, purchase of production equipment and for product research & development. See "Use of Proceeds" for details.

Market for the Securities:	N/A

Risk factors:	Investing in our securities involves risks. See the section entitled "Risk Factors" in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

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We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We have suffered substantial losses in the past two years and have not generated profits since our inception.
•	The impact global and domestic economic conditions have on consumer discretionary spending could materially adversely affect our financial performance.
•	Changes in, or any failure to comply with, applicable laws or regulations could materially adversely affect our ability to operate our facilities and/or increase our cost to do so, which could materially adversely affect our financial performance.
•	We face substantial competition and our inability to compete effectively could adversely affect our sales and results of operations.
•	Our business is currently concentrated in a few geographic areas, issues impacting those areas may have a material adverse effect on our business.
•

The company may not be able to maintain licenses and permits necessary for its operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition.

•	We must correctly predict, identify, and interpret changes in consumer preferences and demand, offer new products to meet those changes, and respond to competitive innovation.
•	Quality management plays an essential role in determining and meeting customer requirements and improving the company products and service.
•	The company’s success depends on the experience and skill of the founder and key members.
•	A majority of the company is owned by a small number of owners.
•	If the company cannot raise sufficient funds,it may need to raise additional funds.
•	Future fundraising may affect the rights of investors.
•	Investors in the company will be diluted if the company issued additional shares..
•	Any valuation at this stage is difficult to assess.
•	If we need additional capital in the future, it may not be available to us on favorable terms, or at all..
•	The outbreak of, and local, state and federal governmental responses to, the COVID-19 pandemic have significantly disrupted and will continue to disrupt our business, which has and could continue to materially adversely affect our financial condition and operating results for an extended period of time.
•	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect Gin & Luck’s business.
•	The offering price of our securities has been arbitrarily determined.
•	We have broad discretion in the use of the net proceeds from this Offering and our use of the net proceeds may not yield a favorable financial return from purchasing shares of our Series B Preferred Stock.
•	There is no current market for our Series A Preferred Stock or Series B Preferred Stock.
•	Investors and their transferee will have to subscribe to multiple agreements in order to invest in this offering.
•	Your ability to transfer your securities may be limited.
•	The Series B Preferred Stock will vote along-side Series A Preferred Stock.
•	The price for our Series B Preferred Stock may be volatile.
•	The Series B Preferred Stock will be required to vote for certain Directors of the company.
•	The Series B Preferred Stock will be subject to “Drag-Along” provisions in certain instances.

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently more risky than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

We have suffered substantial losses in the past two years and have not generated profits since our inception. We have not generated profits since inception, and we have had a history of losses. We have sustained losses of $673,628, $692,125 and $424,708 for the six months ended June 30, 2020 and for the years ended December 31, 2019 and 2018, respectively, and have an accumulated deficit of $2,035,139 as of June 30, 2020.Our ability to continue operations is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which the company has not been able to accomplish to date, and/or to obtain additional capital financing.

The impact global and domestic economic conditions have on consumer discretionary spending could materially adversely affect our financial performance. Dining out is a discretionary expenditure that historically has been influenced by domestic and global economic conditions. The outbreak of, and local, state and federal governmental responses to, the COVID-19 pandemic have led to a national and global economic downturn. Consumer discretionary spending has weakened. Reduced discretionary spending could influence off-premise dining, customer traffic in our restaurants as capacity restrictions are lifted and average check amount, which in turn could have a material impact on our financial performance.

Global and domestic conditions, including as a result of COVID-19, that have an effect on consumer discretionary spending include, but may not be limited to: unemployment, general and industry-specific inflation, consumer confidence, consumer purchasing and saving habits, credit conditions, stock market performance, home values, population growth, household incomes and tax policy. Material changes to governmental policy related to domestic and international fiscal concerns, and/or changes in central bank policies with respect to monetary policy, also could affect consumer discretionary spending. Any of these additional factors affecting consumer discretionary spending may further influence customer traffic in our restaurants and average check amount, thus potentially having a further material impact on our financial performance.

Changes in, or any failure to comply with, applicable laws or regulations could materially adversely affect our ability to operate our facilities and/or increase our cost to do so, which could materially adversely affect our financial performance. Federal, state and local laws and regulations govern the distribution of spirits, including permitting, licensing, trade practices, advertising and marketing, distributor relationships and various other matters. Our bars are subject to alcohol beverage control regulations that require us to apply to a bar authority for a license that must be renewed annually and may be revoked or suspended for cause at any time. These alcohol beverage control regulations relate to numerous aspects of daily operations of our bars, including minimum age of patrons and employees, hours of operation, advertising, trade practices, inventory control and handling, storage and dispensing of alcohol beverages. Noncompliance with such laws and regulations may cause the Alcohol and Tobacco Tax and Trade Bureau or any particular state or jurisdiction to revoke its license or permit, restricting our ability to conduct business, assess additional taxes, interest and penalties or result in the imposition of significant fines.

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We face substantial competition and our inability to compete effectively could adversely affect our sales and results of operations. We compete in the highly competitive hospitality industry. Our business faces competition with respect to our locations as well as any products and services that we may seek to develop or commercialize in the future. Our competitors include major hospitality companies and bars locally and worldwide (for our planned merchandise and books). Many of our competitors have significantly greater financial, technical, and human resources and may have superior expertise in research and development and marketing approved services and thus may be better equipped to develop and commercialize services. These competitors also compete with the company in recruiting and retaining qualified personnel. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, competitors may grow more rapidly or effectively than the company is able to, which would adversely affect its competitive position, the likelihood that its services will achieve initial market acceptance and its ability to generate meaningful additional revenues from products and services.

Our business is currently concentrated in a few geographic areas, issues impacting those areas may have a material adverse effect on our business. Because our main business operations are concentrated in a few geographic areas, we are susceptible to economic and other trends and developments, including adverse economic conditions, in these areas. Our financial performance is dependent on the performance of our Death & Co bars located in New York, Denver and California. As a result, adverse economic conditions in any of these geographic areas could have a material adverse effect on our overall results of operations, including the impact of the COVID-19 pandemic, which has had a disproportionate negative effect on restaurants, bars and the hospitality industry in general. Unpredictable government regulations in relation to the Covid-19 pandemic make it difficult to plan for some of our operations. In addition, local strikes, terrorist attacks, increases in energy prices, inclement weather or natural or man-made disasters could have a negative effect on our business.

The company may not be able to maintain licenses and permits necessary for its operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition. Each of our bars is subject to licensing and regulation by alcoholic beverage control, amusement, health, sanitation, safety, building code and fire agencies in the state, county and/or municipality in which the facility is located.

Each facility is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. In some states, the loss of a license for cause with respect to one facility may lead to the loss of licenses at all facilities in that state and could make it more difficult to obtain additional licenses in that state. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each facility, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling and storage and dispensing of alcoholic beverages. We are currently operating all of our bars with appropriate licenses, a failure to retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew licenses, could have a material adverse effect on operations and the company’s ability to obtain such a license or permit in other locations.

We must correctly predict, identify, and interpret changes in consumer preferences and demand, offer new products to meet those changes, and respond to competitive innovation. Consumer preferences for eating and drinking establishments change continually. Our success depends on our ability to predict, identify, and interpret the tastes and habits of consumers and to offer products that appeal to consumer preferences. If we do not offer products that appeal to consumers, our sales and market share will decrease. We must distinguish between short-term fads, mid-term trends, and long-term changes in consumer preferences. If we do not accurately predict which shifts in consumer preferences will be long-term, or if we fail to introduce new and improved products to satisfy those preferences, our sales could decline. In addition, because of our varied customer base, we must offer an array of products that satisfy the broad spectrum of consumer preferences. If we fail to expand our product offerings successfully across product categories, or if we do not rapidly develop products in faster growing and more profitable categories, demand for our products could decrease, which could materially and adversely affect our product sales, financial condition, and results of operations.

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Quality management plays an essential role in determining and meeting customer requirements and improving the company products and services. Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us in excess of available insurance or not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

The company’s success depends on the experience and skill of the founder and key members.

In particular, the company is dependent on David Kaplan, Alexander Day and Devon Tarby. The loss of our founders or any key members of the team could harm the company’s business, financial condition, cash flow and results of operations. We cannot guarantee that we would be able to replace these individuals with similarly qualified executives on a timely basis or at all.

A majority of the company is owned by a small number of owners.

Prior to the Offering, a small group of individuals and entities owned approximately 72% of the company and at the conclusion of this offering, if all the shares are sold, will continue own 53% of the company’s voting stock. Further, under the Voting Agreement these individuals will be able to choose 4 of the six  members of our Board of Directors. Subject to any fiduciary duties owed to our other owners or investors under Delaware law, these owners may be able to exercise significant influence over matters requiring owner approval, including the approval of significant company transactions, and will have significant control over the company’s management and policies. Some of these persons may have interests that are different from yours. For example, these owners may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of the company or otherwise discourage a potential acquirer from attempting to obtain control of the company, which in turn could reduce the price potential investors are willing to pay for the company. In addition, these owners could use their voting influence to maintain the company’s existing management, delay or prevent changes in control of the company, or support or reject other management and board proposals that are subject to owner approval.

If the company cannot raise sufficient funds, it may need to raise additional funds. Gin & Luck is offering Series B Preferred Stock in the amount of 6,598,482 shares of Preferred Stock and up to $6 million in this offering on a best-efforts basis and may not raise the complete amount. If the maximum amount is raised, the company will likely need to raise additional funds in the future in order to grow. If the company raises a substantially lesser amount than the Maximum Raise, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.” We have applied for and received approval for additional emergency loans from the government, however, we may in the future need to engage in additional private or public capital fundraising efforts, which may dilute your investment. The company estimates that 70% of the total aggregate of PPP loans will be forgiven. The EIDL loans are not forgivable and will have to be repaid by the company. See, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Indebtedness. Once these loans are forgiven or repaid, the company may not be able to have access to loans on such favorable terms, which may make it more difficult to obtain affordable financing.

Future fundraising may affect the rights of investors. In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital-raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company. These rights and terms could adversely affect your investment in the Offering.

Investors in the company will be diluted if the company issues additional shares.

Unless an investor purchases enough shares to be a Major Investor (defined below), investors in this offering will not have preemptive rights to any shares issued by us in the future, including selling additional shares in this or future offerings and issuing equity interests in a private offering of securities. Major Investors have this right, which means they will have the opportunity to preserve their percentage ownership or perhaps even increase their percentage ownership in future offerings, see “Securities Being Offered – Preferred Stock – Right of First Offer.”

Any valuation at this stage is difficult to assess. The valuation for the Offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess, and you may risk overpaying for your investment.

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If we need additional capital in the future, it may not be available to us on favorable terms, or at all.

We have historically relied on outside financing and cash flow from operations to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to fund our operations or respond to competitive pressures or strategic opportunities. We may not be able to secure timely additional financing on favorable terms, or at all. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences and privileges senior to those of holders of our Shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Risks Related to COVID-19

The outbreak of, and local, state and federal governmental responses to, the COVID-19 pandemic have significantly disrupted and will continue to disrupt our business, which has and could continue to materially adversely affect our financial condition and operating results for an extended period of time.

The outbreak of, and local, state and federal governmental responses to, the COVID-19 pandemic, as well as our responses to the outbreak, have significantly disrupted and will continue to disrupt our business. In the United States and other regions, social distancing restrictions have been enacted. In response to the COVID-19 pandemic and these changing conditions, we temporarily closed all three of our locations and then shifted to an off-premise only operating model on an interim basis. We had to adapt our operations to several government restrictions since September 2020 moving between to-go and delivery models and limited indoor and outdoor service several times in New York and Los Angeles. An outbreak or perceived outbreak of the COVID-19 pandemic connected to one or more of our restaurants could cause negative publicity directed at any of our brands and cause customers to avoid our restaurants. We cannot predict how long the pandemic will last or whether it will reoccur, what additional restrictions may be enacted, to what extent we can maintain off-premise sales volumes or if individuals will be comfortable returning to our dining rooms during or following social distancing protocols. Similarly, we cannot predict the effects the COVID-19 pandemic will have on the restaurant industry as a whole or the share of customer traffic to our restaurants compared to other restaurants or outlets. Any of these changes could materially adversely affect our financial performance.

Our restaurant operations could be further disrupted if any of our restaurant staff members is diagnosed with COVID-19, which has occurred at one of our restaurants, requiring the quarantine of some or all of a restaurant’s staff members and the temporary closure of the restaurant. If a significant percentage of our workforce is unable to work due to COVID-19 illness, quarantine, limitations on travel or other government restrictions in connection with the COVID-19 pandemic, our operations may be negatively impacted, potentially materially adversely affecting our liquidity, financial condition or results of operations. Our suppliers could be similarly adversely impacted by the COVID-19 pandemic, and we could face shortages of food items or other supplies at our restaurants and our operations and sales could be adversely impacted by such supply interruptions. In addition, we laid off or furloughed approximately 109 staff members. Staff members who are furloughed might seek and find other employment, which could materially adversely affect our ability to properly staff and reopen our restaurants with experienced staff members when the business interruptions caused by the COVID-19 pandemic abate or end. To abate this risk, the company has created robust hiring and training practices to acclimate new team members for maximum efficiency in reopening and ongoing operations but there can be no assurance we will be successful under current conditions.

Our efforts to address our rent obligations during the COVID-19 pandemic are ongoing and our ability to obtain rent concessions has varied by landlord. We are currently paying rent tied to occupancy in NY, 50% rent in LA with the balance deferred, and we’re paying full rent in Denver. Management currently works remotely from home and our office lease has not been renewed. The COVID-19 pandemic has also adversely affected our ability to open new restaurants. Due to cash flow issues relating from the pandemic, the company elected to not move forward with our planned Chicago expansion and negotiated a release from our signed lease there in January, 2021.

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Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect Gin & Luck’s business.

Gin & Luck’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the shares and the financial condition of the company’s investors or prospective investors, resulting in reduced demand for the shares generally. Further, such risks could cause limited operations and/or shutdowns of entertainment-based venues, bars, restaurants etc. “Shelter-in-place” or other such orders by governmental entities could also disrupt the company’s operations, if those employees of the company who cannot perform their duties from home are unable to report to work. The uncertainty around the duration and breadth of the COVID-19 pandemic, and as a result the ultimate impact on our business, financial condition or operating rules cannot be reasonably estimated at this time.

Risks Related to this Offering and Our Securities

The offering price of our securities has been arbitrarily determined.

Our management has determined the number and price of securities offered by the company. The price of the shares we are offering was arbitrarily determined based upon our estimates of the current market value, illiquidity, and volatility of our Series A Preferred Stock, Series B Preferred Stock and common stock, our current financial condition, the prospects for our future cash flows and earnings, and market and economic conditions at the time of the Offering. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and investors may risk overpaying for their investment.

We have broad discretion in the use of the net proceeds from this Offering and our use of the net proceeds may not yield a favorable financial return from purchasing shares of our Series B Preferred Stock.

Our management will have broad discretion in the application of the net proceeds from this Offering and may spend or invest these proceeds in ways with which you may not agree. The failure by our management to apply these funds effectively or in a manner that yields a favorable return or any return, and this could have a material adverse effect on our business, financial condition and results of operations.

There is currently no active market for our shares and currently the company does not intend to facilitate a market place for its shares, and even if it did, there can also be no assurance as to the depth or liquidity of any market for the Series A Preferred Stock, Series B Preferred Stock and common stock or the prices at which holders may be able to sell the shares. The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. The lack of an active market may impair our ability to raise capital to continue to fund operations by selling shares, or for use as a potential accretive currency to make acquisitions and form strategic alliances.

As a result, investors could find it more difficult to trade, or to obtain accurate quotations of the market value of, the stock as compared to securities that are traded on a stock exchange. Moreover, an investor may find it difficult to dispose of any shares purchased hereunder.

There is no current market for our Series A Preferred Stock or Series B Preferred Stock.

There is no formal marketplace for the resale of our Series A Preferred Stock or Series B Preferred Stock. These securities may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Further transferees will need to be parties to the Voting Agreement and the Investors’ Rights Agreement, see “Securities Being Offered.” Since we have not yet established a trading forum for the Common Stock or Preferred Stock, there will be no easy way to know what these securities are “worth” at any time. Even if we seek a listing on the “OTCQX” or the “OTCQB” markets or another alternative trading system or “ATS,” there may not be frequent trading and therefore no market price for the Preferred Stock.

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Investors and their transferee will have to subscribe to multiple agreements in order to invest in this offering.

In order to invest in this offering, investors agree to become a party to the following agreements: (i) the Subscription Agreement, (ii) the Amended and Restated Investors’ Rights Agreement and (iii) the Amended and Restated Voting Agreement. Further, transferees will be required to become parties to the same agreements as the investor or investors from whom they receive their shares. The requirement that transferees are required to join the agreements may make it more difficult to sell your securities.

Your ability to transfer your securities may be limited.

Any stockholder owning at least 56,876 shares of the capital stock, on a fully-diluted as converted to Class A Common Stock basis (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification) of the company, including investors who purchase more than 56,876 shares of Series B Preferred Stock in the offering, will be subject to transfer requirements and restrictions, including a right of first refusal granted first to the company along with certain notice requirements. Prior to transferring shares to most third parties, the company will have the right to purchase all or some of your shares that you intend to transfer. See “Securities Being Offered – Preferred Stock – Transfer Limitations” and “Securities Being Offered – Common Stock – Transfer Limitations” below. These requirements may delay or limit your ability to transfer your shares and delay or limit the ability of the third party transferee to transfer their shares in the future, or require you and third party transferees to incur additional costs to effectuate a share transfer. Further, transferees will be required to sign onto the same agreements as the original investors (including Amended and Restated Investors’ Rights Agreement and Amended and Restated Voting Agreement) and will also be subject to the restrictions in those agreements.  Accordingly, the market price for our Series B Preferred Stock could be adversely affected.

The Series B Preferred Stock will vote along-side Series A Preferred Stock.

Except as required by law, the Series B Preferred Stock and Series A Preferred Stock will vote together on an as converted basis on all matters requiring the approval of the Preferred Stock.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell the Series B Preferred Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the Series B Preferred Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

The price for our Series B Preferred Stock may be volatile.

The market price of our Series B Preferred Stock, if and when any trading begins in the future, is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	We may not be able to compete successfully against current and future competitors.

•	Our ability to obtain working capital financing.

•	Additions or departures of key personnel.

•	Sales of our shares.

•	Our ability to execute the business plan.

•	Operating results that fall below expectations.

•	Regulatory developments.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities. As a result, you may be unable to resell your securities at a desired price.

The Series B Preferred Stock will be required to vote for certain Directors of the company.

As a condition of participating in the investment, purchasers of Series B Preferred Stock will be required to become party to the company’s Amended and Restated Voting Agreement (the “Voting Agreement”) attached as an exhibit to this Offering Statement. Contained therein is an affirmative obligation for each holder of Series B Preferred Stock to vote their stock to maintain certain individuals on the company’s Board of Directors.

The Series B Preferred Stock will be subject to “Drag-Along” provisions in certain instances.

Under the Voting Agreement, holders of Preferred Stock and certain holders of Common Stock may be required to participate in certain future events, including our sale or the sale of significant amount of our assets if (i) a majority of holders of our common stock converted or convertible from our Preferred Stock, (ii) the Board of Directors and (iii) and our majority of holders of our then outstanding common stock (excluding any common stock converted from Preferred Stock) (the “Requisite Parties”) approve the transaction action. Our stockholders will be subject to a drag-along provision related to a transaction or series of related transactions in which a person, or a group of related persons, acquires shares representing more than 50% of our outstanding voting power, or to a deemed liquidation event, such as the sale of the company; the sale, lease or transfer of substantially all of the company’s assets; or the dissolution or liquidation of the company. If you do not approve the transaction (or series of transactions), the other Requisite Parties vote in favor of the transaction (or series of transactions) and the transaction (or series of transactions), you will still be required to participate in the transaction (or series of transactions), see “Securities Being Offered – Preferred Stock – Drag-Along Rights” and “Securities Being Offered – Common Stock – Drag-Along Rights” below. Specifically, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the dilution that new investors will experience upon investment in the company.

	$750,000.642	$3,000,000	$5,999,999.68
	Raise	Raise	Raise
Price per share	$0.9093	$0.9093	$0.9093
Shares issued (1)	824,811	3,299,241	6,598,482
Capital raised	$750,000.642	$3,000,000	$5,999,999.68
Less: Offering costs	161,250	570,000	1,020,000
Net offering proceeds to company	$588,750	$2,430,000	$4,980,000
Net tangible book value pre-financing (2)	$1,637,979.00	$1,637,979.00	$1,637,979.00
Share issued and outstanding pre-financing (3)	17,154,874	17,154,874	17,154,874
Shares issued in financing from company	824,810	3,299,241	6,598,482
Post financing shares issued and outstanding	17,979,684	20,454,115	23,753,356
Increase/(decrease) per share attributable to new investors	$0.0283	$0.1034	$0.1831
Net tangible book value per share after offering	$0.1238	$0.1989	$0.2786
Dilution per share to new investors	$0.7855	$0.7104	$0.6307

(1) Assumes that same price per share for all classes of preferred stock and common stock.

(2) Net tangible book value is calculated as follows:
Total Stockholder equity at December 31, 2019	1,801,001
Less: intangible assets	163,022
Plus: capital raised from December 31, 2019 to December 31, 2020	0
Equals tangible book value pre-financing	$1,637,979

(3) Shares issued and outstanding pre-financing is calculated as follows:
Class A Common Stock outstanding as of December 31, 2020	9,999,999
Class B Common Stock outstanding as of December 31, 2020	3,025,002
Class C Common Stock outstanding as of December 31, 2020	1,068,220
Series A Preferred Stock outstanding as of December 31, 2020	3,061,653
	17,154,874

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Future Dilution

Another important way of looking at dilution is potential dilution due to future actions by our company. Shareholders could be diluted due to additional share issuance. This increase in number of shares outstanding could result from a stock offering (such as a public offering, a crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a "down round," meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2019, an investor invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December 2019, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. The investor now owns only 1.3% of the company but the investor's stake is worth $200,000.

•	In June 2020, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the "down round"). The investor now owns only 0.89% of the company and the investor's stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes and/or convertible preferred stock (collectively, the "Convertible Instruments") into shares of common stock. Typically, the terms of Convertible Instruments notes issued by early-stage companies provide that in the event of another round of financing, the holders of the Convertible Instruments get to convert their Convertible Instruments into equity at a "discount" to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, Convertible Instruments may have a "price cap" on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the Convertible Instruments get more shares for their money than new investors. In the event that the financing is a "down round," the holders of the Convertible Instruments will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of Convertible Instruments that we have issued (and may issue in the future) and the terms of those Convertible Instruments.

If you are making an investment expecting to own a certain percentage of our company or expecting each share to hold a certain amount of value, it's important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering a minimum of 824,811 shares (representing $750,000.642 in proceeds) and up to 6,598,482 shares (representing $5,999,999.68 in proceeds). The minimum investment is $1,000.23. SeedInvest Auto Invest participants have a lower investment minimum of $200.96.

The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering assuming maximum raise:

	Per Share
Public offering price	$0.9093
SeedInvest Transaction Fee per share	$0.0182	(1)
Per Share Price plus Transaction Fee	$0.9275
Placement Agent commissions	$0.0773	(2)
Proceeds, before expenses, to us	$0.832

(1) SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our securities. Investors may invest directly with the company, without utilizing the SeedInvest platform, to avoid paying the Transaction Fee equal to 2% of the investment amount at the time of the investors’ subscription.

(2) SI Securities, LLC will receive commissions of 8.5% of the offering proceeds.

Other Terms

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our securities. This fee will be refunded in the event the company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

No Selling Securityholders

There are no selling securityholders in this offering.

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Transfer Agent and Registrar

VStock Transfer, LLC will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

Investors’ Tender of Funds and Return of Funds

After the Commission has qualified the Offering Statement, the company will accept tenders of funds to purchase the Series B Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares by _____, 2021 or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest you will be required to subscribe to the offering via the company’s website and agree to the terms of the offering and the subscription agreement.

In the event that it takes some time for the company to raise funds in this offering, the company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Series B Preferred Stock Subscription Agreement, and any other relevant exhibit attached thereto.

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USE OF PROCEEDS TO ISSUER

Assuming a maximum raise of $5,999,999.68, the net proceeds of this offering would be approximately $4,980,000 after subtracting estimated offering costs, including to SI Securities, LLC in commissions, audit fees, Edgarization fees and legal fees. The company plans to use these proceeds as follows:

●	Approximately $1,350,000 on our expansion in existing markets through the opening of three new brick & mortar cocktail lounges with each opening budgeted around $450,000 with a strategy to secure leases at discounted prices and with minimal build out or renovation needs.
●	Approximately $1,000,000 toward the acquisition of a hotel for Midnight Auteur Hotel Group
●	Approximately $1,100,000 on the opening of a new Death & Co property in an area offering discounted lease rate opportunities.
●	Approximately $650,000 for working capital. Operation funds should we face unexpected shutdowns or additional covid related challenges.
●	Approximately $530,000 to foster the company’s growth through strategic hires of talent that is currently available in the market, as well as specific initiatives such as a new cocktail catering division in Los Angeles and the Gin & Luck Education Platform
●	Approximately $350,000 to pay off short term debt.

If the offering size were to be $3,000,000 then we estimate that the net proceeds to the issuer would be approximately $2,430,000. The company plans to use these proceeds as follows:

●	Approximately $400,000 on our expansion in existing markets through the opening of one new brick & mortar cocktail lounge with a strategy to secure leases at discounted prices and with minimal build out or renovation needs.
●	Approximately $400,000 toward the acquisition of a hotel for Midnight Auteur Hotel Group
●	Approximately $250,000 for working capital. Operation funds should we face unexpected shutdowns or additional covid related challenges.
●	Approximately $200,000 to foster the company’s growth through strategic hires of talent that is currently available in the market, as well as specific initiatives such as a new cocktail catering division in Los Angeles and the Gin & Luck Education Platform
●	Approximately $350,000 to pay off short term debt.

If the offering size were to be equal to the minimum close amount of $750,000, we estimate that the net proceeds to the issuer would be approximately $588,750. In this case, we would significantly reduce the brick and mortar growth. In this scenario, emphasis would be placed on paying down short term debt, operational funds, growth of Midnight Auteur Hotel Group, and general company growth. The company plans to use these proceeds as follows:

●	Approximately $100,000 toward the acquisition of a hotel for Midnight Auteur Hotel Group.
●	Approximately $150,000 for working capital. Operation funds should we face unexpected shutdowns or additional covid related challenges.
●	Approximately $100,000 to foster the company’s growth through strategic hires of talent that is currently available in the market, as well as specific initiatives such as a new cocktail catering division in Los Angeles and the Gin & Luck Education Platform
●	Approximately $238,750 to pay off short term debt.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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THE COMPANY’S BUSINESS

Summary

Gin & Luck Inc. is a subchapter-C corporation organized on October 8, 2020 under the laws of the State of Delaware, and headquartered in Los Angeles, California. The organization of the company was undertaken in connection with converting the company from a Delaware limited liability company named Gin & Luck LLC to a Delaware corporation named Gin & Luck Inc. The company was formed to acquire and act as a holding company for entities associated with the Death & Co brand and Proprietors LLC. The company was originally formed as a Delaware limited liability company named Gin & Luck Opportunity Fund LLC.

In October of 2018, David Kaplan, Alex Day, Devon Tarby, and Ravi Lalchandani combined Death & Company and Proprietors LLC to form Gin & Luck, a full-scale hospitality group. This move allowed an alignment of ownership interest across Proprietors LLC, their management and consulting arm, and Death & Co, their flagship brand (the “Reorganization”).

Our Business

Gin & Luck is a cocktail focused hospitality group whose primary business is:

●	Creating owned cocktail driven food & beverage (“F&B”) destinations in leased spaces
●	Consulting services for F&B destinations
●	Branded and cocktail themed e-commerce retail services
●	Hotel F&B program management services
●	Cocktail recipe book writing

Company History

In 2005, David Kaplan moved to East 7th Street in the East Village, renting an apartment above the then wine bar, The Bourgeois Pig, owned by Ravi Lalchandani. The two became friends and looked to open a business together, soon finding a space just a block over on East 6th St — a space that would eventually become Death & Company. The pair opened the bar on New Years of 2006/07, and days later the Death & Company appeared on the front page of New York Times Sunday Styles section.

Shortly after opening, Alex Day joined the bar team, starting with just one Sunday swing shift and moving up the ranks from there. Alex and David found a quick working relationship and formed Proprietors LLC in 2008, a new company with a focus on consulting in the cocktail bar space. That same year, they signed their first client in Philadelphia, designing and opening The Franklin near Rittenhouse Square – a bar that would become a nationally recognized institution, receiving multiple James Beard nominations, press, and ushering in a new era of cocktail bars for Philadelphia. David and Alex moved to Los Angeles in 2010 to pursue expansion of their consulting business. There, they met Devon Tarby, then a rising star in the LA bar scene and a bartender at lauded cocktail destination The Varnish. Recognizing her talent, Alex and David asked Devon to join the company almost immediately.

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In the following years, the three grew Proprietors LLC into a globe-spanning consulting business, developing beverage programs and opening bars and restaurants, training hundreds of bartenders, and establishing industry respect. Projects included Ellipsis, a fine dining destination in Mumbai, India; Alain Ducasse’s Skyfall and Rivea in Las Vegas; 71 Above at the top of the US Bank building in Los Angeles; ground-up concept design, branding, and opening of W. Wolfskill in Riverside, CA; implementation of a national beverage program for the Arclight Movie Theater group; the collaborative creation and launch of nationally recognized cocktail bar Bibo Ergo Sum; creation and roll out of the beverage identity for all of Hilton’s new Canopy Hotels; and many more.

Our Corporate Structure

The company currently has seven (7) subsidiaries:

●	Death & Co Denver LLC is a limited liability company organized June 17, 2016 under the laws of the State of New York, and headquartered in Denver, Colorado. The entity operates a Denver-based bar modeled after the award winning and acclaimed New York based cocktail bar, Death & Co.

●	Proprietors, LLC (“Proprietors”) is a limited liability company organized January 5, 2012 under the laws of the State of California, and headquartered in Los Angeles, California. The entity provides consulting services focused on building world-class beverage programs as well as marketing and branding for the beverage industry, in additional to management services provided to bars in the states of California, New York, and Wyoming.

●	Death & Co Proprietors LLC, a limited liability company organized November 13, 2007 under the laws of the state of New York. The entity holds the company’s trademarks.

●	Death & Co LA LLC, a limited liability company organized November 4, 2016 under the laws of the state of California. The entity operates a Los Angeles based bar modeled after the award winning and acclaimed New York based cocktail bar, Death & Co.

●	Death & Co East Village LLC, a limited liability company organized June 9, 2017 under the laws of Delaware under the name Death & Co Miami LLC, and subsequently changed its name to Death & Co East Village LLC on May 30, 2018. The entity operates the award winning and acclaimed New York based cocktail bar, Death & Co.

●	Death & Company Chicago LLC, a limited liability company organized on December 13, 2019 under the laws of Illinois. This entity originally was formed to hold the lease for a Chicago based “Death & Co” brick & mortar location. On January 23, 2021, a Lease Termination Agreement was executed.

●	G&L Hotel Holdings LLC, a limited liability company organized on November 13, 2020 organized under the laws of Delaware. This entity was created to hold the company’s interests in hotel projects. At present, this entity owns membership interest in two entities M/A Capital Ventures LLC, a Colorado limited liability company, and Midnight Auteur, LLC a Colorado limited liability company, both of which are co-owned by Ramble DM Co, a Colorado corporation.

Affiliated Entities

Little Hands Play Café, Inc. (dba Death & Co. is an S corporation incorporated on April 30, 1996 under the laws of the State of New York, and headquartered in New York, New York. The entity operated a critically acclaimed and award-winning bar in New York’s East Village, that specializes in the formulation of original new era cocktails until November 9, 2018 until which time it entered into a contribution agreement as outlined.

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Prior to the Reorganization on November 9, 2018, Little Hands Play Café, Inc. entered into a contribution agreement with Death & Co East Village LLC, in which Little Hands Play Café, Inc. transferred all assets to Death & Co East Village LLC, in exchange for 100% membership interest in Death & Co East Village LLC. Subsequent to the transaction described in the previous sentence, Little Hands Play Café Inc. contributed all of its ownership in Death & Co East Village LLC to Gin & Luck on November 9, 2018 in exchange for a certain amount of Common Units equating to 11.7185% of ownership in The company at present time. Thereafter, Little Hands Play Café Inc. functions solely as a passive stockholder of Gin & Luck Inc.

The company’s headquarters are located at 950 E 3rd Street, Unit 5106, Los Angeles, CA 90013. The company’s website is http://www.deathandcompany.com.

Principal Products and Services

Brick & Mortar

The company builds out, opens and operates leased spaces in major markets. Currently the company operates the following three Death & Co. branded locations:

●	Death & Co New York

The company’s flagship bar opened on New Year’s eve 2006/07, It operates as cocktail bar, open in the evenings serving cocktails and food. Prior to 2020, its revenues had steady growth year over year, generating $2.2 million in 2019 at a 15% margin. The business currently has 2 years left on its lease but has a good relationship with the landlord and plans to get an extension.

●	Death & Co Denver

In May of 2018, Death & Co Denver opened in The Ramble Hotel, marking the company’s first foray into full-service food, beverage and hotel integration. Death & Co Denver comprises various concepts, sprawling over 12,000 sq.ft and including five bars. Death & Co Denver has grown from $2.8 million in revenue in 2018 to $4.7 million in 2019.

●	Death & Co Los Angeles

The company most recently opened Death & Co Los Angeles in December, 2019, in the booming Arts District, adjacent to the Downtown neighborhood. The three thousand-square-foot space is a return to certain aspects of the New York City flagship; it is an independent property not affiliated with a hotel, minimal food service, and a similar look and feel to the original Death & Co, but with greater revenue potential from two bar rooms and a larger capacity. The business outperformed in the first few months of opening generating $212 thousand in January and $214 thousand in February.

To date, our locations have all been Death & Co branded but we see the opportunity to create new cocktail anchored concepts for second generation, previously built out spaces at affordable lease rates. Due to Covid-19, there is approximately a 20 – 30% reduction in rent and availability of a wider range of venues.

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B to B Consulting

Our consulting arm is branded Proprietors LLC Consulting. Proprietors LLC is a B to B consulting company focusing on bar programs for opening bars, restaurants, hotels, theatres and more. Over the past ten years, prominent clients, such as Hilton, Arclight Cinemas, Lettuce Entertain You and MGM, have hired Proprietors to design their bar spaces, cocktail programs, and to train their staffs. The company is developing an online education platform geared specifically to the cocktail focused hospitality sector. This pay-wall site will offer consumer and professionals various education tracts and levels of accreditation. Our plan is to keep expanding our consulting business in the US and globally.

Management Services

The company provides F&B management services to hotels, creating new bar and restaurant concepts, opening and operating them to budget. Hotel ownership contracts the company to create and/or run F&B operations, inclusive of design direction, opening logistics, training, and offerings programming for a set period of time, between five and ten years. These operations operate similar to Brick & Mortar operations (as described above). The company receives an up-front fee for pre-opening services, followed by a percentage of gross revenue and a percentage of net income. Requiring no up-front capital and typically living in a larger project, such as a hotel. Currently the company has one active contract to provide these services, the February 7, 2020 Management Agreement with Haymax Lodging LLC, a Delaware limited liability company.

Hotel Services

“Midnight Auteur” is the common name for the company’s hotel pursuits in partnership with Ryan Diggins of The Ramble and his company Gravitas. The company’s subsidiary G&L Hotel Holdings LLC entered into materially identical limited liability company operating agreements with Gravitas to seek out (business development) purchase (acquisition), and develop and operate (manage) hotel properties inclusive of their F&B. The joint venture Gravitas is structured as two separate limited liability companies, named M/A Capital Ventures LLC, a Colorado limited liability company, and Midnight Auteur, LLC a Colorado limited liability company each of which is owned and managed 50% by Gin & Luck Hotel Holdings LLC and 50% by Gravitas. The company has been working closely with Diggins and Gravitas over the past 3+ years and feels that there is strong alignment in all areas between the companies and their founders.  The endeavor has two key parts: the real estate acquisition of the hotel property as an investment, of which the goal is an eventual sale; and then the management contract for that hotel property.

Ready to Drink

Death & Co Proprietors LLC has signed a Licensed & Formulation Consulting Agreement for a new line of Death & Co ready to drink canned and bottled cocktails with the goal of national distribution for both on and off premise.

Retail Market

Gin & Luck Inc. operates DeathandCompanyMarket.com –an online retail shop for bar related products and Death & Co branded goods. Death and Company Market was launched in 2019 and has steadily grown both our product mix and our sales. The business was positively impacted by the pandemic with retail sales increasing +352 % from 2019 to 2020.

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Books

The company, along with co-author Nicholas Fauchald has completed writing their third book, the second with the Death & Co brand, and the first that will be company owned. The company does not own the right to the previous two books; however, those books have helped increase our brand awareness. They are:

●	Death & Co: Modern Classic Cocktails. Since its 2014 release, Death & Co: Modern Classic Cocktails has gone on to become one of the best-selling cocktail books of all time, making the Death & Co brand a household name. The book was nominated for an IACP Global Design Award, a James Beard Award, and a Tales of the Cocktail Spirited Award for Best New Cocktail Book
●	Cocktail Codex: Fundamentals, Formulas, Evolutions. On October 30, 2018, Cocktail Codex: Fundamentals, Formulas, Evolutions was released to immediate acclaim. Cocktail Codex was nominated for Best Beverage Book by the James Beard Awards, and won Book of the Year, the first beverage book in the category to take home the prize. Cocktail Codex also won for Best New Cocktail Book at the Tales of the Cocktail Spirited Awards.

Our Competitive Edge

Gin & Luck’s competitive edge consists: (a) in its consistently successful efforts, also through Death & Co, to attract the market’s best hospitality talent by offering healthcare and other benefits and going the extra mile to protect its reputation as best-in-class employer, (b) in the brand resonance with the Death & Co mark that extends beyond our bars’ physical locations as demonstrated by annual media impression statistics, our social media following, book sales and overall reputation within the hospitality industry. Furthermore, our affiliated consulting entity, Proprietors LLC, has advised several businesses on refining training and management practices and other operational guidance. We have helped our clients with opening between five and ten properties a year over the past ten years adding further value to the Gin & Luck brand and increasing our advantage over competitors.

Target Customer

The Brick & Mortar customer base resides primarily in dense urban markets with thriving food and beverage scenes. Our target customers travel extensively, have a mid- to high-level of disposable income and seek out new experiences regularly. The company’s core clientele has historically ranged between early twenties and mid-forties, but due to the brand’s penetration of mass culture, the company’s demographics have often skewed into the sixties and seventies.

According to Instagram analytics the majority of Death & Co handle’s followers are from New York, London, Los Angeles, Denver, London, and Chicago. Approximately 60% of our followers are male, with in-store customer demographics skewing differently with approximately 55% female guests.

The Industry

According to the Distilled Spirits Council of the U.S. (DISCUS), the national trade association representing leading producers and marketers of distilled spirits sold in the U.S., supplier sales in the U.S. were up 5.3% in 2019, increasing by $1.5 billion, to a new record of $29 billion. Bars and Nightclubs represented a $30 billion market size in 2019 and it’s expected to decrease by 20% in 2020, in large part due to the restrictions related to COVID-19 as well as COVID-19 related closures. The market is expected to recover in 2021 and in to 2022. We plan to seize upon the decreased lease rates / the additional volume of available spaces by opening new properties with low build out costs and low occupancy rates.

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Marketing

We lean heavily on our public relations, with over two billion in media impressions per year, as well as our social media handles, with over 240,000 followers on our Death & Co Instagram handle. Our consulting services are frequently referral but we plan to proactively market through sales calls and emails starting in Q1 of 2021.

Competition

Currently we compete in two markets, the food & beverage destination as well as consulting services for the food & beverage industry.

For destinations, we compete with other restaurants and bars in the areas that we serve, including several other companies focused on becoming nation cocktail groups, including: BarLab Hospitality Group, Employees, Nomad Bars, Dead Rabbit and Attaboy.

On the consultancy side there are a number of competitors that we feel offer similar services including, Alchemy Consulting, and the consulting arms of the Cocktail Academy and BarLab.

Employees and Contractors

Gin & Luck currently employs a staff of 29 employees

Gin & Luck Corporate: 4

Proprietors: 4

D&C East Village: 3

D&C Denver: 14

D&C Los Angeles: 4

Regulation

Currently, the company has obtained state and city liquor licenses for all of its establishments in New York, Colorado and California. In addition, we have obtained all health department and food service licenses necessary to operate Death & Co bars in New York City, Denver and Los Angeles. Where necessary, we have obtained and maintained elevator and fire department certifications, required annually.

Intellectual Property

Registered United States Trademarks

“Death & Co “ – Reg # 3870825 – Class 43

“Death & Co Market” – Reg #6090097 – Class 35

“Coat of Arms Logo Mark” – Reg #6085460 – Class 43

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Registered Canadian Trademarks

“Death & Co” – Application # 1796755 – Class 43

EU Trademarks

“Death & Co” – Intl Reg # 1504265

Pending Trademarks

“Death & Co” – Ser #88710457 – Class 16

“Death & Co” – Ser # 88031240 – Class 33

“Spirit & Bell” – Ser # 8851085 – Class 43

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

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THE COMPANY’S PROPERTY

Gin & Luck, Inc. does not currently have a physical office location. Due to the pandemic, all corporate headquarter employees are working remotely from their homes. Gin & Luck Inc.’s mailing address is 3756 W. Avenue 40, Suite K #278, Los Angeles, CA 90065

We entered into the leases listed below:

License Agreement by Death & Co Denver LLC with Gravitas – 2450 Larimer, LLC, a Colorado limited liability company, effective August 17, 2017 regarding the license to occupy and be present in commercial space in a building at 1280 25th Street, Denver, Colorado. This agreement governs the relationship with the landlord for the Death & Co location in Denver.

Commercial lease by Death & Co East Village LLC with PVP Management Corp., effective February 15, 2006, regarding the lease of store and partial basement space in East Village, New York, as amended on October 1, 2017. This agreement governs the relationship with the landlord for the Death & Co location in New York City.

Commercial Lease Agreement by Death & Co LA LLC with Rock-Hill Holdings, LLC, effective November 22, 2016, as amended from time to time, regarding the lease of a basement at 810 East 3rd Street, Los Angeles, CA, as amended on July 14, 2020. This agreement governs the relationship with the landlord for the Death & Co location in Los Angeles.

We do not currently lease or own any other real property. We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") should be read in conjunction with our financial statements and related notes appearing at the end of this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this offering circular.

Overview

Gin & Luck, LLC was formed as a Delaware limited liability company (LLC) on June 9, 2017. It is headquartered in Los Angeles, California, and as of December 31, 2019, operates three bar and restaurant locations through its wholly owned subsidiaries: Death & Co. Denver, LLC, Death & Co. East Village, LLC, and Death & Co. LA, LLC. Death & Co East Village LLC opened on December 31, 2007 in New York. Death & Co Denver opened on May 5, 2018, and Death & Co Los Angeles opened on December 21, 2019. Its additional wholly owned subsidiaries include Death & Co. Proprietors, LLC, which licenses “Death & Co.” branding and intellectual property, and Proprietors, LLC, established on January 5, 2012, provides consulting and management services to its affiliates as well as to bars, restaurants and hotels worldwide.

On November 9, 2018, in order to align common ownership interests and company management under one parent company, the various members of Death & Co. Denver, LLC, Death & Co. East Village, LLC, Death & Co. LA, LLC, Death & Co. Proprietors, LLC, and Proprietors, LLC contributed their ownership in those entities in exchange for ownership interests in Gin & Luck, LLC. Gin & Luck, LLC issued 9,999,999 ownership units in the combination. No other consideration was exchanged. As common control acquisitions, the assets and liabilities of the acquired entities were acquired at historical cost, and the financial statements are presented as if the acquisitions had occurred at the beginning of the first period presented.

On October 8, 2020, Gin & Luck LLC converted to a Delaware corporation and exchanged its members equity units to shares of stock in the corporation.

The company receives revenues from the following:

●	bar and restaurant sales from the Death & Co locations,
●	consulting and management fees from Proprietors,
●	and merchandise sales from the Death & Co online retail marketplace.

The company’s revenues consist of sales at its bars, consulting and management fees, and merchandise sales. Revenues are presented net of complimentary discounts and sales taxes. Sales tax collected is included in other accrued expenses until the taxes are remitted to the appropriate taxing authorities. Revenues from bar and restaurant sales are recognized when payment is tendered at the point of sale. Consulting and management fee revenue is recognized as services are rendered or upon achievement of performance milestones as specified within the agreement. Revenues from the online retail market is recorded when the merchandise is shipped to a customer.

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Results of Operations

The following table presents, for the periods indicated, information from our consolidated statements of income expressed as percentages of change from the fiscal year ended December 31, 2018 (“Fiscal 2018”) to the fiscal year ended December 31, 2019 (“Fiscal 2019”).

	2019	2018	% Change
Revenues:
Bar and restaurant operations	$6,530,073	$4,564,569	43.1
Consulting and management services	792,384	359,108	120.7
Merchandise sales	68,528	22,555	203.8
	$7,390,985	$4,946,232	49.4

Revenues represent three segments, the sale of food and beverages at our Death & Co locations, consulting and management fees from Proprietors, and merchandise sales from the Death & Co retail marketplace.

Bar and restaurant sales increased 43% to $6,530,073 for Fiscal 2019 compared to $4,564,569 for Fiscal 2018, primarily due to revenues from the addition of our Denver location in May of 2018. When comparing the bar and restaurant sales from 2018 to 2019 measuring the periods from May to December 2018 against May to December 2019 during which both the New York and the Denver location were fully operational our bar and restaurant sales reported an increase of 14% in revenues.

Consulting and Management fees increased 120% to $729,384 for Fiscal 2019 compared to $359,108 for Fiscal 2018 primarily from securing ongoing consulting contracts with a hotel chain and a movie theater chain with multiple locations domestically resulting in $147,500 and $103,000 in consulting fees respectively. Management fee income reported an increase of 82% from $79,407 in Fiscal 2018 to $144,778 in Fiscal 2019 from the addition of a management client with a rooftop bar in Florida. Proprietors received a percentage of revenue from the management client resulting in $124,446 in management fees.

In May of 2019, we launched the online Death & Co marketplace retailing branded merchandise. Prior to the launch of the marketplace, we sold limited quantities of our merchandise at our bar locations in New York and Denver. After launching the marketplace, we were able to expand our sales and reach a larger target market. Merchandise sales reported an increase of $46,293 revenues.

	2019	2018	% Change
Cost of Goods Sold	$1,523,773	$1,139,643	33.7
Gross Profit	5,867,212	3,806,589	54.1

Gross profit increased 54% from Fiscal 2018 to Fiscal 2019. This can be attributed to the revenues and fees from the addition of the Death & Co location in Denver, increase in consulting and management fees and the launch of our online marketplace. Our cost of goods sold consists of food, beverage production supply costs, delivery fees, and use tax incurred in conjunction with our bar and restaurant revenues. As a percent of sales, gross profit was 77% in Fiscal 2018 and 79% in Fiscal 2019.

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	2019	2018	% Change
Operating Expenses	$6,547,301	$4,166,613	57.1

Operating expenses consist of salaries and benefits, occupancy expenses, supplies and materials, research and development costs, professional fees, general and administrative, and pre-opening expenses. Overall operating expenses were affected by Death & Co Denver location being operational for a full year between May 2018 and May 2019. In addition, the pre-opening costs were attributed to the opening of the Death & Co Los Angeles. Salaries, wages, and benefits increased by 42% between Fiscal 2018 and Fiscal 2019. The increase was due to Death & Co Denver and Death & Co Los Angeles locations. Operating expenses increased in Fiscal 2019 by 57% compared to Fiscal 2018. The increase was largely due to the increase in operating expenses and pre-opening expenses. Total operating expenses increased by 75% attributed to the addition of the Death & Co Denver location being operational for a full year and the launch of the online marketplace. Pre-opening costs increased 413% attributed to the opening of new Death & Co in Los Angeles. The new location opened on December 21, 2019 and the company incurred $320,195 in pre-opening costs attributed to the launch. Occupancy expenses increased by 54% from Fiscal 2018 to Fiscal 2019 with the additional rents attributed to the Death & Co Denver and Death & Co Los Angeles locations.

	2019	2018	$ Change
Income (loss) from operations:	$(680,089)	$(360,024)	$(320,065)

Our loss from operations increased in the amount $320,065 between Fiscal 2018 and Fiscal 2019, this loss can be associated with the opening of Death & Co Los Angeles and that pre-opening operating expenses increased by $257,750. In addition, the launch of the online marketplace increased operating expenses by $126,712 and cost of goods sold by $44,320.

Six -months period ended June 30, 2020 compared to six-months period ended June 30, 2019

	Six- months ended
	June 30,
	2020	2019	% Change
Revenues:
Bar and restaurant operations	$1,890,139	$3,297,424	(42.7)
Consulting and management services	299,264	387,438	(22.8)
Merchandise sales	149,612	16,042	832.6

	$2,339,015	$3,700,903	(36.8)

Revenues for the six months ended June 30, 2020 (“Interim 2020”) were $2,339,015, a decrease of 36.8% from revenues of $3,700,904 in the six months ended June 20, 2019 (“Interim 2019”).

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Revenues from the bar and restaurant sales decreased 42.7% to $1,890,139 in Interim 2020 compared to $3,297,424 in Interim 2019. This was a result of the impact of COVID-19 pandemic and the mandated local government shutdown of bar operations at the end of the first quarter in March 2020. The outbreak and the responses to the virus significantly impacted revenues, the company temporarily closed all three locations from Mid-March 2020 to June 2020.

Revenues from consulting and management services decreased 22.8% to $299,264 in Interim 2019 compared to $387,438 in Interim 2019. Our consulting clients, impacted by the COVID-19 pandemic placed their contracts on hold or delayed their scheduled openings due to the mandated shutdowns of bars, restaurants, and hotels both domestically and internationally.

Revenues for merchandise sales increased by 833% from Interim 2019 to Interim 2020 from $16,042 to $149,612 respectively. This dramatic increase in sales can be attributed to the timing of the launch of the online Death & Co marketplace in Q2 of 2019 and the impact of the shelter-in-place orders from the COVID-19 pandemic. The Death & Co online marketplace launched in May of 2019. The merchandise sales reported for Interim 2019 consists of two months of online marketplace sales and the merchandise sales at the New York and Denver locations. The addition of the online store enabled us to open up to a larger market, whereas, prior to that merchandise sales were limited to transactions at our physical bar and restaurant locations. In 2020 we saw another uptick in sales. Order volumes began to pick up substantially starting in March 2020 as states and localities imposed shelter-in-place orders in connection with the COVID-19 pandemic. As consumers were spending more time in their homes, the drinking culture moved to the home. The demand for our merchandise, barware, cocktail books, “curated experiences” and giftcards soared.

	Six- months ended
	June 30,
	2020	2019	% Change
Cost of Goods Sold	555,067	742,036	(25.2)
Gross Profit	1,783,948	2,958,867	(39.7)

Cost of Goods Sold for Interim 2020 was $555,067, compared to $742,036 in Interim 2019. The decrease in cost of goods sold is primarily due to the impact of the temporary closures starting at the end of Q1 and extending to the end of Q2. These closures and loss of revenues decreased the cost of goods sold by 25.2% and decreased gross profit by 39.7% in Interim 2020.

	Six- months ended
	June 30,
	2020	2019	% Change
Operating Expenses	2,847,658	3,028,987	(6.0)

Operating expenses overall reported a 6% decrease between Interim 2019 to Interim 2020. The decrease can be attributed to the temporary closure in Q2 of the bar and restaurant locations as well as the decreased billings in consulting and management services. The bars and restaurants decreased in operational expenses can be attributed to the decrease in spending on supplies and materials necessary to support the operations of the bars and restaurants. Between Interim 2019 and Interim 2020 the bars and restaurants spent 87% less on supplies and materials from $423,766 in Interim 2019 compared to $56,106 in Interim 2020. Travel expenses for consulting management services decreased by 3% from $104,979 to $101,352 between Interim 2019 and Interim 2020 as a result of shelter-in-place orders no travel expenses necessary for servicing consulting clients in Q2 of 2020 was incurred.

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	Six- months ended
	June 30,
	2020	2019	$ Change
Income (loss) from operations:
Bar and restaurant operations	$(375,030)	$31,080	$(343,950)
Consulting and management services	(718,923)	(58,970)	(777,893)
Merchandise sales	30,243	(42,230)	(11,987)

	$(1,063,710)	$(70,120)	$(1,133,830)

Our loss from operations increased in the amount of $1,133,380 between Interim 2019 and Interim 2020, this loss can be attributed to the impact of COVID -19 pandemic. Merchandise sales reported a profit of $30,243 in Interim 2020 resulting in a $72,473 increase in profits between Interim 2019 and Interim 2020.

Liquidity and Capital Resources

Our corporate financial objectives are to maintain a sufficiently strong balance sheet to support our operating initiatives and unit growth while maintaining financial flexibility to provide the financial resources necessary to protect and enhance the competitiveness of our bars and restaurants and to provide a prudent level of financial capacity to manage the risks and uncertainties of conducting our business operations under various economic and industry cycles. Our ongoing capital requirements are principally related to our bar and restaurant expansion plans, ongoing maintenance of our facilities, and investment in our corporate infrastructures. We obtained capital from our ongoing operations, business loan, and capital contributions from stockholders.

During Fiscal 2019, our cash and cash equivalents decreased by about $900,000 to $743 thousand. This decrease is primarily attributable to cash used in investing activities for the construction and opening costs for the Death & Co location in Los Angeles and the renovation of the Death & Co East Village location.

Capital expenditures for the new Los Angeles location, as of each fiscal year-end, were $1.2 million, $73 thousand for Fiscal 2019 and Fiscal 2018, respectively. Capital expenditures also included $151,240 in infrastructure investments related to the renovation of Death & Co East Village in 2019.

Indebtedness

On May 1, 2020, the company was granted a loan from J.P. Morgan Chase in the aggregate amount of $1,289,370, pursuant to the Paycheck Protection Program (PPP) of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan matures on May 1, 2025 and bears interest at a rate of 0.98% per annum, payable monthly commencing on August 1, 2021. The loan may be repaid at any time prior to maturity with no prepayment penalties. Qualifying expenses incurred during the covered period of 24 weeks from May 1, 2020 to Oct 16, 2020 qualify for loan forgiveness. Funds from the loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. Under the terms of the PPP, part or all of the loan may be forgiven if it was used for qualifying expenses as described in the CARES Act. Qualifying expenses paid with loan proceeds at the end of the covered period on October 16, 2020 totaled $902,018. Because the Company used the entire loan proceeds for qualifying expenses but not in its entirety during the covered period, the company, estimates approximately 70% of the total aggregate amount of the loan to be forgiven.

During August and September 2020, the company was granted loans from the U.S. Small Business Administration in the aggregate amount of $317,500 pursuant to the Economic Injury Disaster Loans (EIDL) Program of the CARES Act. The loan matures on August 12, 2050 and bears interest at a rate of 3.75% per annum, payable monthly commencing on August 13, 2021. The loan may be repaid at any time prior to maturity with no prepayment penalties. No portion of the EIDL is forgivable.

On August 14, 2020, Death & Co East Village LLC was granted an EIDL loan from the SBA in the amount of $150,000. The loan matures on August 14, 2050 and bears interest at a rate of 3.75% per annum, payable monthly commencing on August 14, 2021. On August 27, 2020, Death & Co LA LLC was granted an EIDL loan from the SBA in the amount of $17,500. The loan matures on August 27, 2050 and bears interest at a rate of 3.75% per annum, payable monthly commencing on August 27, 2021. Gin & Luck received a $6,000 advance on the EIDL from the SBA on April 13, 2020. The advance received is 100% forgivable if the remaining portion of the Gin & Luck loan is not awarded, as of December 31, 2020 the application remains in process.

On February 28, 2020, the company was granted a loan from a stockholder in the amount of $100,000 at an interest rate of 4% per annum, payable in full on May 31, 2020. Due to the COVID-19 pandemic, the loan was amended on July 23, 2020 to mature on May 31, 2021 with an option for an additional extension to mature on May 31, 2022. The first extension carries an interest rate of 4% per annum for the period between February 28, 2020 to May 31, 2020 and 6% per annum for the period from June 1, 2020 to May 31, 2021. The optional extension carries an interest rate of 11% per annum for the period from June 1, 2021 to May 31, 2022.

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Trends

While the bar and restaurant industry was greatly impacted by the COVID -19 pandemic we believe that once local restrictions are systematically lifted and consumers feel safe to go out in public, the bar and restaurant industry will see a significant uptick in revenues. We have built a strong brand and have maintained a loyal customer base as evident in our online merchandise sales. In the short-run, our consumers have done most of their eating and drinking at home and are likely anticipating the opportunity to return to eating and drinking at our establishments. On the consulting side, we are experiencing an increase in inquiries on our consulting and management services as more bars, restaurants, and hotels will be coming online with targeted opening dates. In addition, we have worked to diversify our revenue streams by opening up to dine at home delivery services, offering more virtual experiences through our online marketplace, building an online educational platform for consulting clients, and developing a ready-to-drink D&C branded canned cocktail. Our next project will open this spring, a management deal for the food and beverage operations of a new hotel in Charleston, SC.

Currently all three markets that the company is in, NYC, Denver and LA, have prioritized restaurant workers for vaccine eligibility. Our full team has had their first round of vaccinations in NY and we expect the Denver and LA teams to be able to get their first round at some point in March. D&C NYC is currently open at 25% occupancy, Denver is open at 25% occupancy, and LA is once again open for outdoor dining. The company has applied for its second round of PPP loans for each of the entities and Proprietors LLC has already gotten the second round of PPP funded. Additionally the RESTAURANTS Act is currently being lobbied in Washington DC, with a six-month track record of bipartisan support in both the House and Senate. The passing of this legislation would establish significant grant programs for independent restaurants and bars and Gin & Luck businesses would all be eligible for assistance.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
David Kaplan	Chief Executive Officer	38	From Oct 2018	FT
Alex Day	Chief Operating Officer	37	From Oct 2018	FT
Devon Tarby	Chief Services Officer	36	From Oct 2018	FT
Marie D’Antonio	Controller	42	From Oct 2018	FT

Directors:
David Kaplan	Director	38	From Oct 2018
Alex Day	Director	37	From Oct 2018
Devon Tarby	Director	36	From Oct 2018
Ravi Lalchandani	Director	46	From Oct 2018
Leland O’Connor	Director	32	From Dec 2018
William Spurgeon	Director	55	From Dec 2018

David Kaplan, Chief Executive Officer (CEO)

David has worked in the hospitality business since the age of 13. In the summer of 2006, at 24 years old, he opened Death & Company, a cocktail bar in the East Village of Manhattan, with his partner Ravi DeRossi. At the 2010 Tales of the Cocktail Spirited Awards Death & Co won American’s Best Cocktail Bar and World’s Best Cocktail Menu. Shortly after opening Death & Co David formed the hospitality consulting and management company Proprietors LLC with Alex Day and Devon Tarby. Proprietors LLC has opened over 50 bars and restaurants all over the country and abroad for clients of all sizes. Death & Co: Modern Classic Cocktails, written by David, Alex Day and Nick Fauchald, was published on October 7th, 2014 and has become one of the best-selling cocktail books of all time. Their second book, Cocktail Codex: Fundamentals, Formulas, Evolutions hit shelves October 30th, 2018 to rave reviews and won both a James Beard Award for Book of the Year in 2019 and a Spirited Award and the 2019 Tales of The Cocktail for Best Cocktail Book. In May of 2018, the group opened Death & Co Denver, a multi-faceted food and beverage destination within The Ramble Hotel. Their most recent property, Death & Co LA, opened November 2019. David runs the collective companies as CEO of Gin & Luck with his co-owners Alex, Ravi and Devon. When not on the road, he lives in Jackson Hole with his wife Jenna, their daughter Aria and their dogs, Stella and Doug.

Alex Day, Chief Operating Officer (COO)

Originally a bartender in Death & Co’s early days, Alex became an owner in 2010. Since then, he has co-formed various businesses in partnership with David Kaplan and Devon Tarby, including the global hospitality consulting company, Proprietors LLC, as well as the notable cocktail bars Nitecap, Honeycut, The Normandie Club, The Walker Inn, and Death & Co Denver. In the process, Alex has trained hundreds of bartenders, designed dozens of bars, and along the way, has fallen deeply in love with the process of turning the idea of a bar into a reality. Alex focuses primarily on company operations, planning, and logistics, process improvement, design, and systems. Passionate about education, he is a regular speaker at industry conferences and specialized events, as well as a contributor to various publications as a writer and expert commentator. Alex is the co-author of Death & Co: Modern Classic Cocktails, the James Beard and Spirited Award-winning book, Cocktail Codex: Origins, Fundamentals, Formulas, and the forthcoming Death & Co: Welcome Home (November, 2021). Alex lives in Portland, Maine with his husband, Andrew.

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Devon Tarby, Chief Services Officer (CSO)

Devon Tarby is the Chief Services Officer at Proprietors LLC, a full-service hospitality firm that owns, operates, and consults on a myriad of projects within the beverage sphere. She began her career as a bartender at world-renowned cocktail bar The Varnish, located in Downtown Los Angeles. There she met her now partners David Kaplan and Alex Day of famed New York City cocktail bar, Death & Co. Over the last ten years, Devon and her partners have consulted on over two dozen bar openings and beverage programs both in the US and abroad. In 2014, Devon was named Star Chefs Rising Star Bartender for her work on the opening menu at Honeycut (Los Angeles, CA). In addition to leading all aspects of consulting work for the company, Devon also directs training, education and beverage development for clients. Devon lives in Los Angeles, CA.

Marie D’Antonio, Controller

Marie joined Proprietors LLC in 2014 and now serves as the Controller of Gin & Luck, Proprietors, and all Death & Co locations. She manages the company’s accounting, finance, administration, human resources, and compliance efforts. Prior to this role, she worked in music management for thirteen years, traveling the world with well-known platinum-selling bands and performers overseeing their marketing and tour budgets. A born-and-raised Angeleno, she held elected office in the City of Los Angeles, representing Glassell Park as the Area 7 Representative on the Neighborhood Council on a 2-year term and serving as the Vice President of the Council’s Board. As a member of the council, she managed a local city budget and advocated on behalf of her constituency on issues like homelessness, housing, land use, public safety, and transportation. She graduated Magna Cum Laude from California State University Los Angeles with a Bachelor of Science in Accounting and a minor in Economics. When she is not staring at spreadsheets, she can be found out walking her beloved westie, Oliver.

Ravi Lalchandani, Director

Ravi is a veteran of the New York City hospitality industry, owning and operating dozens of critically-acclaimed venues since 2006. The New York Times has called him the “New York stealth bar owner and restaurateur” and Ravi’s bars and restaurants have been featured in hundreds of thousands of national, international and local publications, received acclaim for their impact on cocktail culture and two of his establishments have published cocktail books. A vegetarian-turned-vegan himself, Ravi holds a deep affection for all animals, and has been an outspoken voice on animal rights issues. His nonprofit BEAST Foundation and shift to plant based ventures has warranted both local and national applause, receiving an award from PETA for his efforts.

Leland O’Connor, Director

Leland O’Connor is the Managing Partner of City Line Advisors. Previously served as Senior Vice President of AR Capital, executing over $20 billion in capital markets and M&A transactions, including the sale of American Realty Capital Trust to Realty Income (NYSE: O) and the sale of American Realty Capital Healthcare Trust to Ventas (NYSE: VTR). Serves on the board of Gin and Luck Inc. and FemmyCycle. Leland received a BA from Johns Hopkins University.

William Spurgeon, Director

Bill Spurgeon became Executive Vice President of Fuel Sales and Marketing for Motiva Enterprises LLC in June 2014. He is responsible for sales and marketing fuels and base oils, branded and unbranded fuels, and innovative applications to dramatically change customer experiences via technology. Bill grew up in Colorado and attended the University of Colorado, earning a Bachelor of Science degree in Finance in 1988. He started a long career in the energy industry Shell that same year, working in a variety of financial, administrative, sales, marketing, director support, joint ventures, portfolio, strategy, and leadership roles. Bill has worked extensively overseas while living in London and subsequently Tokyo. Bill became a fan of Death & Co on a trip to Denver in 2018, shortly thereafter meeting the founders and falling in love with the passion, the integrity, the concept, and the brand. Bill is currently the largest outside investor and sits on the board of Gin & Luck. Bill currently resides in Houston.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020 we compensated our three highest-paid directors and executive officers as follows:

Name	Position**	Cash Compensation ($)	Other Compensation ($)		Total Compensation ($)
David Kaplan	CEO	$102,651	$0		$102,651
Alexander Day	COO	$99,031	$187,582	*	$286,613
Devon Tarby	CSO	$89,024	$45,537	*	$134,561

Our executive officers for the fiscal year 2020 consists of the three principal officers: David Kaplan, Alexander Day, and Devon Tarby. For the fiscal year ended December 31, 2020, we paid to our executive officers as a group a total compensation of $523,825.

*The company issued profits interests when under the company’s operating agreement when the company was a limited liability company. These units were issued subject to a vesting arrangements whereby all of the units were issued subject to a company right to repurchase an amount of units that diminished over time in the event such person no longer performed services on behalf of the company. Typically this schedule was as follows: 25% would be released from the repurchase right on the first anniversary, and 1/48 each month for the subsequent 36 months. Upon conversion to the Delaware corporation, the company no longer can issue any of these units, however these unit converted in shares of common stock and retained their vesting schedule and the company has retained the right to repurchase these shares if they individual is no longer working for the company. Other compensation includes the value that the company expenses for the shares. Class B Common Shares held by Mr. Day and Ms. Tarby that vested in 2020 and are no longer subject to the repurchase right.

**Does not include compensation they received in their capacity as directors.

The company paid directors, as a group $11,583.33 in cash compensation plus $99,291 in other compensation in the past year in their capacity as directors. The other compensation relates to the value of Class B Shares which have vested and are no longer subject to repurchase in the year ended December 31, 2020. We have 4 directors in this group.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The tables below show, as of February 19, 2021, the security ownership of the company’s directors, executive officers owning 10% or more of the company’s voting securities and other investors who own 10% or more of the company’s voting securities.

Name and address of beneficial owner (1)	Title of class (2)	Amount and nature of beneficial ownership (3)	Amount and nature of beneficial ownership acquirable	Percent of class (4)
David Kaplan	Common Stock	2,936,293 shares of Class A Common Stock	-0-	19.86% of Common Stock
Alexander Day	Common Stock	1,674,985 shares of Class A Common Stock, 1,707,035 shares of Class B Common Stock	-0-	22.87% of Common Stock
Ravi Lalchandani	Common Stock	1,892,156 shares of Class A Common Stock, 903,570 shares of Class B Common Stock	-0-	18,91% of Common Stock
Devon Tarby	Common Stock	311,512 shares of Class A Common Stock, 414,397 shares of Class B Common Stock, 164,369 shares of Class C Common Stock	-0-	6.02% of Common Stock
Little Hands Play Café Inc. (5)	Common Stock	2,228,628 shares of Class A Common Stock	-0-	15.07% of Common Stock
Leland O’Connor	Common Stock	534,167 shares of Class C Common Stock	-0-	3.61% of Common Stock
Officers and directors as a group	Common Stock and Series A Preferred Stock	6,814,946 shares of Class A Common Stock, 3,025,002 shares of Class B Common Stock, 698,536 shares of Class C Common Stock, 1,137,528 shares of Series A Preferred Stock	-0-	74.77% of Common Stock 37.15% of Series A Preferred Stock
William D. Spurgeon Living Trust dated June 6, 2013(6)	Series A Preferred Stock	1,137,528 shares of Series A Preferred Stock	-0-	37.15% of Series A Preferred Stock

_________________________

(1)	The address for all the executive officers and directors is c/o Gin & Luck, Inc., 3756 W. Avenue 40, Suite K #278, Los Angeles, CA 90065
(2)	For the purposes of the beneficial ownership table, Class A Common Stock, Class B Common Stock and Class C Common Stock are all treated as being part of one single class of Common Stock (“Common Stock”).

(3)	Assumes that all shares are fully vested and no longer subject to repurchase by the company
(4)	Percent of class calculations are based on 14,093,221 shares of Common Stock outstanding and 3,061,653 shares of Series A Preferred Stock outstanding as of as of February 19, 2021.
(5)	Little Hands Play Café Inc. is a New York Corporation owned by David Kaplan, Craig Manzino, and Ravi Lalchandani. David Kaplan is the majority owner of Little Hands Play Café Inc, and as its president may bind the company. Little Hands Play Café Inc’s address is 225 West 34th Street #2000, New York, NY 10122.
(6)	William D. Spurgeon Living Trust dated June 6, 2013 is a trust created for the benefit of William D. Spurgeon’s children. William D. Spurgeon is the Trustee of the trust. William D. Spurgeon is on the company’s Board of Directors.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has contracted Jenna Gerbino, an outside contractor, for Public Relations Services for Gin & Luck, Proprietors and Death & Co. Jenna Gerbino is the spouse of David Kaplan. Pursuant to the contract dated January 1, 2021, Ms. Garbino will perform 50-90 hours per month marketing services for the company for monthly fees determined on a sliding scale. Initially, Ms. Gerbino will receive a monthly retainer of $3,000 for as long as occupancy is restricted below 50%, and will increase based upon the average operational occupancy of the Death & Co doors for the previous month up to $6,000. The contract is in place through December 31, 2021.

The company has contracted AAmp Studio, an outside contractor, for design work on Death & Co LA. Andrew Ashey is a partner at AAmp and the spouse of Alexander Day. The company entered into a contract with AAmp Studio for design services for the Death & Co LA location on June 19, 2018. The base fee of $48,000 invoiced monthly based on estimated percent of phased completion of the scope of work as outlined in the agreement. Additional services beyond the base fees were billed at $150 per hour for Lead Designer and $85 per hour billed for Junior Designer. The total amount paid for services on this contract amounted to $69,304. The contract was fulfilled on March 2, 2020.

On February 28, 2020, the company was granted a loan from a stockholder and director, William Spurgeon, in the amount of $100,000 at an interest rate of 4% per annum, payable in full on May 31, 2020. Due to the COVID-19 pandemic, the loan was amended on July 23, 2020 to mature on May 31, 2021 with an option for an additional extension to mature on May 31, 2022. The first extension carries an interest rate of 4% per annum for the period between February 28, 2020 to May 31, 2020 and 6% per annum for the period from June 1, 2020 to May 31, 2021. The optional extension carries an interest rate of 11% per annum for the period from June 1, 2021 to May 31, 2022.

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SECURITIES BEING OFFERED

General

The company is offering Series B Preferred Stock to investors in this offering. The Series B Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering or the agreement of holders of Series A Preferred Stock and Series B Preferred Stock voting together. As such, under this Offering Statement, of which this Offering Circular is part, the company is qualifying up to 6,598,482 shares of Series B Preferred Stock and up to 6,598,482 shares of Class A Common Stock into which the Series B Preferred Stock may convert.

Immediately prior to the first closing under this offering, the company intends to file an Amended and Restated Certificate of Incorporation and execute an Amended and Restated Voting Agreement (the “Voting Agreement”) and Amended and Restated Investor Rights Agreement (the “Investors’ Rights Agreement”), forms of which are filed as exhibits 6.1, 6.2 and 6.3, respectively, to this Offering Statement of which this Offering Circular is a part.

The following description summarizes important terms of our capital stock in accordance with the amended . This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware law.

Immediately prior to the first closing under this offering, our authorized capital stock will consist of 30,485,839 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (b) 9,660,135 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). 26,392,617 shares of Common Stock will be designated Class A Common Stock; (ii) 3,025,002 shares of Common Stock are designated Class B Common Stock; and (iii) 1,068,220 shares of Common Stock will be designated Class C Common Stock. 3,061,653 shares of Preferred Stock are designated “Series A Preferred Stock”; and (ii) 6,598,482 shares of Preferred Stock are designated “Series B Preferred Stock”.

Investors in this offering will be expected to execute the Voting Agreement and Investors’ Right Agreement. All of the company’s holders of Preferred Stock including investors in this offering will be subject to Voting Agreement and an Investors’ Rights Agreement as described below. Further those agreements will be binding on their transferees.

Certain shareholders are granted additional rights under the Investors Rights, including those deemed “Major Investors”, who are investors that, individually or together with their affiliates, hold at least 56,876 shares of Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and “Key Holders”, who are holders of Common Stock that, individually or together with their affiliates, holds at least 100,000 shares of Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

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Preferred Stock

Voting Rights.

Each holder of the company’s Series A Preferred Stock and Series B Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible. Holders of Preferred Stock will generally vote together with the holders of Common Stock as a single class, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and will be entitled to notice of any stockholder meeting. Notwithstanding the foregoing, the holders of the Series B Preferred Stock have granted a proxy to the President of the company and a designee of the Selling Investors (as defined in the voting agreement), which gives them the right to vote the shares of Preferred Stock on behalf of holders with respect to the election of persons as members of the Board of Directors, to vote to increase authorized shares, and to vote regarding any Sale of the company (as defined in the voting agreement), if and only if the holder (a) fails to vote; or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner inconsistent with the terms of the voting agreement.

Additionally, the holders of the Preferred Stock are entitled to certain protective provisions that require the company to obtain the written consent or affirmative vote of a majority of the outstanding shares of Preferred Stock prior to consenting to, agreeing to or committing to certain corporate actions, comprised of the following:

(a)      alter the rights, powers or privileges of the Preferred Stock set forth in the Certificate or Bylaws, as then in effect, in a way that adversely affects the Preferred Stock;

(b)      increase or decrease the authorized number of shares of any class or series of capital stock;

(c)       authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the certificate of incorporation of the company, as then in effect, that are senior to or on a parity with any series of Preferred Stock;

(d)      redeem or repurchase any shares of Common Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement);

(e)      declare or pay any dividend or otherwise make a distribution to holders of Common Stock (other than dividends or distributions payable on the Common Stock solely in the form of additional shares of Common Stock);

(f)       increase or decrease the number of directors of the company; or

(g)      liquidate, dissolve, or wind-up the business and affairs of the company, effect certain mergers or consolidations or a deemed liquidation event, such as the sale of the company; the sale, lease or transfer of substantially all of the company’s assets.

Dividend Rights.

Series A Preferred Stock:

Dividends shall accrue at the annual rate of $.070328 per share of Series A Preferred Stock subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization (the "Accruing Dividends"). The Accruing Dividends shall accrue from day to day, whether or not declared, shall be cumulative and shall compound annually. The Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the company shall be under no obligation to pay such Accruing Dividends unless otherwise required under the certificate of incorporation. If any dividend is paid on the outstanding common stock, the Series A Preferred Stock shall receive an amount at least equal to the greater of: (a) the amount of Accruing Dividends then accrued on each share of Series A Preferred Stock and not previously paid and (b) the dividend payable per share of Series A Preferred Stock calculated on a pari passu basis with the holders of common stock on an as converted to common stock basis.

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Series B Preferred Stock:

Subject to preferences that may be applicable to any other then-outstanding Preferred Stock, holders of Series B Preferred Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Conversion Rights.

Preferred Stock is convertible into Common Stock voluntarily and automatically. Each share of Preferred Stock is convertible at the option of the holder of the share at any time prior to the closing of a liquidation event. With written notice to the corporation, each share of Preferred Stock is currently convertible into one share of Common Stock, but such conversion rate may be adjusted for any stock split, stock dividend, recapitalization, or otherwise.

Additionally, each share of the Preferred Stock will automatically convert into Common Stock (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (an “IPO”) or (ii) at the election of the majority of holders of the Preferred Stock voting as a single class on an as-converted basis. Preferred Stock converts into the same number of shares of Common Stock regardless of whether converted automatically or voluntarily.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or a deemed liquidation event such as the sale or merger of the company, all holders of Preferred Stock and will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Preferred Stock will receive an amount for each share equal to greater of (i) the original price paid ($.8791 per share for the Series A Preferred Stock. And $.9093 per share for the Series B Preferred Series, both adjusted for any stock split, stock dividend, recapitalization, or otherwise) plus any declared but unpaid dividends) or (ii) the amount payable had all Preferred Stock been converted to Common Stock. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of all Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive.

Drag-Along Rights

Investors in this offering will execute a Voting Agreement that contains a “drag-along provision” related to the sale of the company. Under the Voting Agreement holders of Preferred Stock (or who hold Common Stock into which the Preferred Stock converted) and holders of Common Stock who are signatories to the Voting Agreement agree that if (i) a majority of holders of our common stock converted or convertible from our Preferred Stock, (ii) the Board of Directors and (iii) and our majority of holders of our then outstanding common stock (excluding any common stock converted from Preferred Stock) (the “Requisite Parties”) approve certain transactions, then Requisite Holders will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company and deliver any documentation or take other actions reasonably requested by the company or the other holders in connection with the sale. The transactions subject to drag-along provision include a transaction or series of related transactions in which a person, or a group of related persons, acquires shares representing more than 50% of our outstanding voting power, or to a deemed liquidation event, such as the sale of the company; the sale, lease or transfer of substantially all of the company’s assets; or the dissolution or liquidation of the company.

Information Rights

The company also agrees in the Investors’ Rights Agreement to grant to certain information rights all investors: (1) annual unaudited financial statements for each fiscal year of the company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices; and (2) semi annual unaudited financial statements, including an unaudited balance sheet as of the end of such period, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the company has audited records of any of the foregoing, it will provide those in lieu of the unaudited versions.

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Right of First Offer

Under the Investors’ Rights Agreement, if company proposes to offer or sell any new securities, the company shall first offer such new securities to each Major Investor up to the pro rata amount such Major Investor up to the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other derivative securities then held by such Major Investor) bears to the total Common Stock of the company. This right terminates immediately before the consummation of an IPO, when the company becomes a reporting company under the Exchange Act, and upon a deemed liquidaton event.

Rights of First Refusal

Under the Investors’ Rights Agreement, if Key Holders, intend to transfer their securities they first grant a right of first refusal to buy those shares to the company, and for any portion not purchased by the company, the Major Investors shall have a right a first refusal to purchase those shares.

Transfer Limitations

Under the Bylaws, any stockholder owning at least 56,876 shares of the capital stock, on a fully-diluted as converted to Class A common stock basis (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification) of the company, is subject to transfer restrictions. Except if waived by the Board of Directors and certain permitted transfers, any such stockholder must give first give written notice to the company if they intend to transfer the shares. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer. For 30 days following receipt of such notice, the company has the option to purchase up to all the shares specified in the notice at the price and upon the terms set forth in such notice. If the shares are not transfer within a 60-day period following, the expiration or waiver of the option rights granted, the shareholder will need to resend the notice. Moreover, shares so sold by such stockholder may continue to be subject to this transfer limitation. This provision shall terminate on the earlier of (i) immediately before the consummation of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) when the company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a deemed liquidation event, as such term is defined in the Restated Certificate, whichever event occurs first.

Other Rights

In the event that the company issues securities in its next equity financing which have rights, preferences or privileges that are more favorable than the terms of the Series A Preferred Stock or Series B Preferred Stock, such as preemptive rights or registration rights, the company shall provide equivalent rights to the investor with respect to its shares of Series A Preferred Stock or Series B Preferred Stock, as applicable (in each case with appropriate adjustment for economic terms or other contractual rights), subject to investors execution of any documents, including, if applicable, investors’ rights, co-sale, voting and other agreements, executed by the investors purchasing securities in that offering.

Common Stock

The voting, dividend and liquidation rights of the holders of the Common Stock qualified by the rights, powers and privileges of the holders of the Preferred Stock.

Voting Rights.

The holders of the Class A, Class B and Class C Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. All holders of Common Stock vote as a single class on any matter presented to the stockholders. Under our bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Common Stockholders are entitled to elect four directors. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights.

Subject to preferences that may be applicable to any then-outstanding Preferred Stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

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Liquidation Rights.

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Information Rights

The company also agrees in the Investors’ Rights Agreement to grant to certain information rights all investors: (1) annual unaudited financial statements for each fiscal year of the company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices; and (2) semi annual unaudited financial statements, including an unaudited balance sheet as of the end of such period, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the company has audited records of any of the foregoing, it will provide those in lieu of the unaudited versions.

Transfer Limitations

Under the Bylaws, any stockholder owning at least 56,876 shares of the capital stock, on a fully-diluted as converted to Class A common stock basis (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification) of the company, is subject to transfer restrictions. Except if waived by the Board of Directors and certain permitted transfers, any such stockholder must give first give written notice to the company if they intend to transfer the shares. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer. For 30 days following receipt of such notice, the company has the option to purchase up to all the shares specified in the notice at the price and upon the terms set forth in such notice. If the shares are not transfer within a 60-day period following, the expiration or waiver of the option rights granted, the shareholder will need to resend the notice. Moreover, shares so sold by such stockholder may continue to be subject to this transfer limitation. This provision shall terminate on the earlier of (i) immediately before the consummation of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) when the company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a deemed liquidation event, as such term is defined in the Restated Certificate, whichever event occurs first.

Drag-Along Rights. Certain holders of Common Stock, who are signatories of the Investors’ Rights Agreement will be subject to drag-along rights. See “-- Preferred Stock – Drag Along Rights” above.

Conversion Rights

Holders of the Class B and Class C Common Stock shares are automatically converted into Class A Common Stock in accordance with the company’s charter in the event of an IPO or a deemed liquidation event. The holders of Class B and Class C Common Stock will have the number of shares they are entitled to in such an event reduced by multiplying the number of shares a particular class held by such investors by percentage derived from (i) subtracting a hurdle amount from the market capitalization amount and (ii) dividing that by the market capitalization amount. The hurdle amount of Class B Stock is $13,000,000, and the hurdle amount of Class C Common Stock is $16,090,928.00.

Other Rights.

Holders of common stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

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ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

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FINANCIAL STATEMENTS

F-1

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED)

	2020	2019

Assets

Current Assets
Cash	$1,340,392	$743,200
Accounts receivable, net	147,176	293,879
Inventories, net	227,876	235,142

Total Current Assets	1,715,444	1,272,221

Property and Equipment, net	1,505,894	1,417,235

Other Assets
Liquor licenses, net	157,578	163,022
Deposits	91,712	75,670

Total Other Assets	249,290	238,692

Total Assets	$3,470,628	$2,928,148

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$737,777	$561,108
Accrued expenses	92,135	305,356
Sales taxes payable	108,109	64,518
Gift certificate and customer deposit liabilities	128,324	59,110
Loans payable	1,034,662	–
Deferred revenue	–	72,667
Deferred rent	76,043	64,388

Total Current Liabilities	2,177,050	1,127,147

Commitments and Contingencies (Notes 9 and 10)

Stockholders' Equity
Preferred stock, $.0001 par value:
Series A preferred stock: 3,061,653 shares authorized, issued and outstanding	306	306
Additional paid-in capital - preferred stock	2,451,791	2,451,791
Common stock, $.0001 par value:
Class A common stock: 9,999,999 shares authorized, issued and outstanding	1,000	1,000
Class B common stock: 3,025,000 shares authorized, issued and outstanding	303	303
Class C common stock: 1,068,220 shares authorized; no shares issued or outstanding	–	–
Additional paid-in capital - common stock	875,317	709,112
Accumulated deficit	(2,035,139)	(1,361,511)

Total Stockholders' Equity	1,293,578	1,801,001

Total Liabilities and Stockholders' Equity	$3,470,628	$2,928,148

The accompanying notes are an integral part of these financial statements.

F-2

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

	2020			2019

Revenues
Bar and restaurant sales	$1,892,933	80.9%		$3,297,424	89.1%
Consulting and management fees	217,180	9.3		381,427	10.3
Merchandise sales	146,818	6.3		16,042	0.4
Other revenue	82,084	3.5		6,010	0.2

Total Revenues	2,339,015	100.0		3,700,903	100.0

Cost of Goods Sold	555,067	23.7		742,036	20.1

Gross Profit	1,783,948	76.3		2,958,867	79.9

Operating Expenses
Salaries, wages and benefits	1,586,065	67.8		1,361,911	36.8
Occupancy expenses	330,470	14.1		263,322	7.1
Operating expenses	1,021,892	43.7		1,497,407	40.5
Expense reimbursements	(90,769)	(3.8)		(93,653)	(2.6)

Total Operating Expenses	2,847,658	121.8		3,028,987	81.7

Loss from Operations	(1,063,710)	(45.5)		(70,120)	(1.9)

Other Income (Expenses)
Loan forgiveness income	354,708	15.2		–	–
Other income	46,553	2.0		10,000	0.3
Interest expense	(11,179)	(0.5)		(9,454)	(0.3)

Total Other Income (Expenses)	390,082	16.7		546	–

Net Loss Before Income Taxes	(673,628)	(28.8)		(69,574)	(1.9)

Income Taxes	–	–		18,000	0.5

Net Loss	$(673,628)	(28.8	) %	$(87,574)	(2.4	) %
Basic and Diluted Net Loss per Share	$(0.042)			$(0.006)
Weighted Average Shares Outstanding	13,024,999			13,024,999

The accompanying notes are an integral part of these financial statements.

F-3

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

		Par Value
				Preferred	Additional
	Number of	Common Stock		Stock	Paid in	Accumulated
	Shares	Class A	Class B	Series A	Capital	Deficit	Total

Balance December 31, 2018	15,519,026	$1,000	$303	$249	$2,300,848	$(669,386)	$1,633,014

Net Loss	–	–	–	–	–	(87,574)	(87,574)

Balance June 30, 2019	15,519,026	1,000	303	249	2,300,848	(756,960)	1,545,440

Stock Issued
Issued for cash, net of offering costs	567,626	–	–	57	499,944	–	500,001
Stock-based compensation	–	–	–	–	360,111	–	360,111

Total Stock Issued	567,626	–	–	57	860,055	–	860,112

Net Loss	–	–	–	–	–	(604,551)	(604,551)

Balance December 31, 2019	16,086,652	1,000	303	306	3,160,903	(1,361,511)	1,801,001

Stock Issued
Stock-based compensation	–	–	–	–	166,205	–	166,205

Net Loss	–	–	–	–	–	(673,628)	(673,628)

Balance June 30, 2020	16,086,652	$1,000	$303	$306	$3,327,108	$(2,035,139)	$1,293,578

The accompanying notes are an integral part of these financial statements.

F-4

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

	2020	2019

Cash Flows from Operating Activities:
Net loss	$(673,628)	$(87,574)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	166,205	–
Depreciation and amortization	66,896	–
Loan forgiveness income	(354,708)	–
Change in:
Accounts receivable	146,703	(60,213)
Inventories	7,266	(126,182)
Deposits	(16,042)	(145)
Accounts payable	176,669	131,099
Accrued expenses	(213,221)	(55,123)
Sales taxes payable	43,591	(4,371)
Gift certificate and customer deposit liabilities	69,214	44,202
Deferred revenue	(72,667)	–
Deferred rent	11,655	–

Net Cash Used in Operating Activities	(642,067)	(158,307)

Cash Flows from Investing Activities:
Purchases of property and equipment	(150,111)	(276,561)
Purchases of liquor licenses	–	(69,024)

Net Cash Used in Investing Activities	(150,111)	(345,585)

Cash Flows from Financing Activities:
Proceeds from loans payable	1,389,370	23,500

Net Increase (Decrease) in Cash	597,192	(480,392)

Cash - Beginning	743,200	1,587,465

Cash - Ending	$1,340,392	$1,107,073

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:

Interest	$11,180	$9,454
Income taxes	$–	$18,000

The accompanying notes are an integral part of these financial statements.

F-5

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Gin & Luck, Inc. and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

Nature of Business

Gin & Luck, LLC was formed as a Delaware Limited Liability Company (LLC) on June 9, 2017. It is headquartered in Los Angeles, California, and as of June 30, 2020, operates three bar and restaurant locations through its wholly-owned subsidiaries: Death & Co. Denver, LLC, Death & Co. East Village, LLC, and Death & Co. Los Angeles, LLC. Its additional wholly-owned subsidiaries include Death & Co. Proprietors, LLC, which licenses “Death & Co.” branding and intellectual property, and Proprietors, LLC, which provides consulting and management services to its affiliates as well as to bars, restaurants and hotels worldwide.

Basis of Presentation

The accompanying consolidated financial statements are presented on an accrual basis in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany transactions and balances have been eliminated in consolidation.

Conversion to Corporation

On October 8, 2020 Gin & Luck LLC converted to a corporation and exchanged its members equity units to shares of stock in the corporation (Note 11). The financial statements are presented on a retroactive basis as if the conversion had occurred as of the beginning of the period presented.

Cash

Cash consists of amounts on deposit at financial institutions with a maturity date of less than three months. At times, balances held by the financial institutions may exceed the Federal Deposit Insurance Corporation limit of $250,000. The Company has not experienced any losses related to cash balances, and does not believe significant credit risk exists with respect to cash at June 30, 2020 or December 31, 2019.

Accounts Receivable

Receivables, net of the allowance for doubtful accounts, represent their estimated net realizable value. Provisions for doubtful accounts are recorded based on historical collection experience and the age of the receivables. Receivables are written off when they are deemed uncollectible. Based on management’s evaluation of accounts receivable, no allowance for doubtful accounts has been recorded at June 30, 2020 or December 31, 2019.

F-6

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories, consisting predominantly of food, liquor, and other beverages, are stated at the lower of cost (measured on the first-in, first-out basis) or net realizable value. The Company regularly evaluates its inventory and reserves for obsolete or slow-moving items. Based on management’s evaluation of inventory, no allowance for obsolete inventory has been recorded at June 30, 2020 or December 31, 2019.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the related assets, ranging from five to fifteen years.

Liquor Licenses

The costs of obtaining non-transferable liquor licenses that are directly issued by local government agencies for nominal fees are expensed as incurred. Annual liquor license renewal fees are expensed over the renewal term. The costs of purchasing transferable liquor licenses are capitalized as intangible assets and amortized over a period of fifteen years. Liquor licenses are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of the long-lived assets is measured by a comparison of the carrying amount of the asset group to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Management determined there was no occurrence of an event or circumstance that could trigger impairment for the six months ended June 30, 2020 or 2019.

Revenue Recognition

The Company’s revenues consist of sales at its bars, consulting and management fees, and merchandise sales. Revenues are presented net of complimentary discounts and sales taxes. Sales tax collected is included in other accrued expenses until the taxes are remitted to the appropriate taxing authorities. Revenues from bar and merchandise sales are recognized when payment is tendered at the point of sale. Consulting and management fee revenue is recognized as services are rendered or upon achievement of performance milestones as specified within the agreement.

F-7

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The Company recognizes a liability upon the sale of gift cards and recognizes revenue when these gift cards are redeemed. Based on historical redemption patterns, management can reasonably estimate the amount of gift cards for which redemption is remote, which is referred to as “breakage.” Breakage is recognized over a three-year period in proportion to historical redemption trends and is classified as revenues in the consolidated statements of operations. Breakage was considered to be immaterial for the six months ended June 30, 2020 and 2019. Incremental direct costs related to gift card sales, including commissions and credit card fees, are deferred and recognized in earnings in the same pattern as the related gift card revenue. There were no changes to our accounting for gift card revenue and related costs upon adoption of the new revenue recognition standard.

Advertising

Advertising is expensed as incurred. Advertising expense for the six months ended June 30, 2020 and 2019 was $44,700 and $54,571, respectively.

Pre-Opening Costs

The Company’s pre-opening costs are generally incurred beginning four to six months prior to a location opening and typically include restaurant employee wages and related expenses, general and administrative expenses, promotional costs associated with the location opening and rent, including any non-cash rent expense recognized during the construction period. Pre-opening costs are expensed as incurred.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

•	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

•	Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

F-8

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)

The carrying amounts reported in the balance sheet approximate fair value.

Offering Costs

Costs associated with the offering of the Company’s securities are recorded as a reduction of additional paid-in capital received. There were no offering costs for the six months ended June 30, 2020 or 2019.

Income Taxes

As of June 30, 2019 and 2020, the Company is an LLC which is treated as a partnership for federal and state income tax purposes, and therefore, the Company does not incur federal income taxes at a company level. Instead, its earnings and losses are passed through to the members and included in the calculation of the members’ tax liability. However, the Company is subject to certain state income taxes and fees imposed by the states in which the Company conducts business. In addition, the Company is subject to a California fee based on its annual gross revenue.

On October 8, 2020, the Company converted from an LLC to a corporation (Note 11) and will pay income taxes at the corporate level beginning with the year ending December 31, 2020.

The Company applies the provisions of FASB ASC 740, Income Taxes. FASB ASC 740 prescribes a threshold for financial recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters, such as de-recognition, interest and penalties, and disclosure. The Company evaluates uncertain tax positions by considering the tax years subject to potential audit under state and federal income tax law and identifying favorable tax positions that do not meet the threshold of more likely than not to prevail if challenged by tax authorities that would have a direct impact on the Company as opposed to an impact to the owners. The Company has determined that there are no uncertain tax positions that would have a material effect on the consolidated financial statements as of June 30, 2020 or 2019. No income tax examinations are currently pending.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

F-9

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

In May 2014, FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The amount of revenue to be recognized reflects the consideration to which the Company is entitled to receive in exchange for the goods or services delivered. To achieve this core principle, the Company applies the following five steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. In May 2020, FASB delayed implementation of ASU 2014- 09 until years beginning after December 15, 2019. The Company is currently in the process of evaluating the potential impact of this new guidance.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. In April 2020, FASB delayed implementation of ASU 2014-09 until years beginning after December 15, 2021. The Company is currently in the process of evaluating the potential impact of this new guidance.

2.	ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 2020 and December 31, 2019 consist of the following:

	June 30, 2020	December 31, 2019
Trade receivables	$143,581	$205,817
Settlement receivable	–	83,261
Other receivables	3,595	4,801
	$147,176	$293,879

The settlement receivable relates to a negotiated agreement between Proprietors LLC and a customer pertaining to the termination of a management contract. A settlement was reached in March 2020 for the sum of $97,334. $83,261 was recognized in 2019 for management fees and travel expense reimbursement, and the remainder was recognized in 2020 as management fees.

As of December 31, 2019, accounts receivable includes $23,566 for shared labor and event fees due from a hotel in which the Company operates (Note 9).

F-10

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

3.	PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2020 and December 31, 2019 consists of the following:

	June 30, 2020	December 31, 2019
Leasehold improvements	$1,136,100	$1,031,706
Machinery and equipment	241,779	209,893
Furniture and fixtures	228,330	197,445
	1,606,209	1,439,044
Less accumulated depreciation	(100,315)	(21,809)
	$1,505,894	$1,417,235

Depreciation expense totaled $78,506 and approximately $6,000 for the six months ended June 30, 2020 and 2019, respectively.

4.	LOANS PAYABLE

Paycheck Protection Program Loan

On May 1, 2020, the Company was granted a loan from J.P. Morgan Chase in the aggregate amount of $1,289,370, pursuant to the Paycheck Protection Program (PPP) of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which was enacted on March 27, 2020. The loan matures on May 1, 2025 and bears interest at a rate of 0.98% per annum, payable monthly commencing on August 1, 2021. The loan may be repaid at any time prior to maturity with no prepayment penalties. Funds from the loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. Under the terms of the PPP, part or all of the loan may be forgiven if it was used for qualifying expenses as described in the CARES Act. Qualifying expenses paid with loan proceeds as of June 30, 2020 totaled $354,708. Because the Company used the entire loan proceeds for qualifying expenses and expects the entire loan to be forgiven, the loan balance is included in current liabilities at June 30, 2020.

Shareholder Loan

On February 28, 2020, the Company was granted a loan from a stockholder in the amount of $100,000 at an interest rate of 4% per annum, payable in full on May 31, 2020. Due to the COVID-19 pandemic, the loan was amended on July 23, 2020 to mature on May 31, 2021 with an option for an additional extension to mature on May 31, 2022. The first extension carries an interest rate of 4% per annum for the period between February 28, 2020 to May 31, 2020 and 6% per annum for the period from June 1, 2020 to May 31, 2021. The optional extension carries an interest rate of 11% per annum for the period from June 1, 2021 to May 31, 2022. Because the Company has not yet exercised the optional extension, this loan is included in current liabilities at June 30, 2020.

F-11

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

5.	MEMBERS’ EQUITY

Member Units

The Company’s previous limited liability company agreement (the LLC agreement) provides for three classes of membership units: common units, Series A preferred units, and profits interest units. Authorized and outstanding ownership units at June 30, 2020 and December 31, 2019 consisted of the following:

	LLC		Corporation
	Authorized	Outstanding	Authorized	Outstanding
Series A Preferred	3,583,287	3,061,653	3,061,653	3,061,653
Common	9,999,999	9,999,999
Common Class A			9,999,999	9,999,999
Profits interest	4,788,202	3,025,000
Common Class B			3,025,000	3,025,000
Common Class C			1,068,220	–
	18,371,488	16,086,652	17,154,872	16,086,652

Member Units (Continued)

The Company has been managed by a Board of Managers (the Board) as outlined in the LLC Agreement. Common unit and profits interest unit holders collectively had the right to name three Board members and Series A preferred unit holders had the right to name one Board member.

Distributions

The LLC agreement authorized the Board to make discretionary distributions to the LLC members in accordance with their allocation percentages; however, no distributions would be made to a member if the distribution would create a negative capital account balance, or increase the amount by which the member’s capital account balance is negative.

Unit-based compensation

The LLC agreement authorized the Board to grant profits interest units to individuals in exchange for services performed or to be performed for the Company. The total number of units available for issuance under the plan is 4,788,202. Such units are intended to be profits interests, as defined by the Internal Revenue Code, and are subject to terms and conditions set forth in each unit grant agreement. The units are subject to a vesting schedule as specified in each grant agreement.

The fair value of each grant is estimated by the Company based on the price of membership units purchased for cash in 2018, discounted by 50% to address illiquidity and a significant profit hurdle. No units were granted during the six months ended June 30, 2020. Unit-based compensation expense included in salaries, wages and benefits was $166,205 for the six months ended June 30, 2020. There was no unit-based compensation expense for the six months ended June 30, 2019.

F-12

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

5.	MEMBERS’ EQUITY (Continued)

Unit-based compensation (Continued)

Unrecognized unit-based compensation related to unvested unit awards as of June 30, 2020 and December 31, 2019 is approximately $803,000 and $970,000, respectively, and is expected to be recognized over approximately three years.

Each profits interest units grant includes a profits interest hurdle for such units on the basis of the liquidation value of the profits interest units immediately prior to the issuance of such profits interest units.

Conversion rights

Series A preferred units were convertible at the holder’s option to common units at any time and without payment of additional consideration. The conversion price and the rate at which Series A preferred units could be converted into common units were subject to the terms of the LLC agreement.

Liquidation rights

In case of liquidation, dissolution or winding up of the company, holders of Series A preferred units will first receive a preferential distribution in the amount of their original purchase price plus a return rate specified in the LLC agreement, as adjusted for cumulative distributions made prior to liquidation. After the preferential amounts to which the holders of Series A preferred units may be entitled, the holders of all outstanding shares of common units will receive distributions to the extent of, and in proportion to, their unreturned capital contributions, until their capital accounts are reduced to zero. Lastly, all members will receive distributions in proportion to their respective income allocation percentages; however, distributions to profits interest unit holders are limited by a threshold value as specified in the LLC agreement.

Approved sale

In the event of an offer from a third party to purchase not less than 50% of the outstanding units of the Company, such an offer would have to be approved by the Board, a majority interest of the Series A preferred unit holders, and the common unit holders, each voting as separate classes.

“Drag-along” rights

In the event of an approved sale, all unit holders would be required to sell a proportionate number of their shares on the same terms and conditions applicable to all other units subject to purchase.

“Tag-along” rights

In the event of an approved sale, each unit holder would have the right to participate in the approved sale and sell all or a portion of their units to the purchaser on the same terms and conditions applicable to all other units subject to purchase.

F-13

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

6.	BUSINESS COMBINATION

On November 9, 2018, in order to align common ownership interests and company management under one parent company, the various members of Death & Co. Denver, LLC, Death & Co. East Village, LLC, Death & Co. LA, LLC, Death & Co. Proprietors, LLC, and Proprietors, LLC contributed their ownership in those entities in exchange for ownership interests in Gin & Luck, LLC. Gin & Luck, LLC issued 10,000,000 ownership units in the combination. No other consideration was exchanged. As common control acquisitions, the assets and liabilities of the acquired entities were acquired at historical cost.

7.	RELATED PARTY TRANSACTIONS

On February 28, 2020, the Company was granted a loan from a stockholder (Note 4).

The Company, through its subsidiary Proprietors, LLC, provides consulting, marketing and management services to entities that are related to the Company’s management through common ownership. There was no related party revenue for the six months ended June 30, 2020. Revenue received from related parties totaled $15,238 for the six months ended June 30, 2019.

8.	SEGMENT INFORMATION

The Company’s operating segments consist of its bar and restaurant operations (Death & Co. Denver, LLC, Death & Co. East Village, LLC, and Death & Co. LA, LLC), consulting and management services (Proprietors, LLC), and merchandise sales. Death & Co. Proprietors, LLC has no revenue, expenses, assets or liabilities as of June 30, 2020.

F-14

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

8.	SEGMENT INFORMATION (Continued)

Segment information is presented below:

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Revenues:
Bar and restaurant operations	$1,890,139	$3,297,424
Consulting and management services	299,264	387,438
Merchandise sales	149,612	16,041
	$2,339,015	$3,700,903
Income (loss) from operations:
Bar and restaurant operations	$(375,030)	$31,080
Consulting and management services	(718,923)	(58,970)
Merchandise sales	30,243	(42,230)
	$(1,063,710)	$(70,120)

	As of June 30, 2020	As of December 31, 2019

Total assets:
Bar and restaurant operations	$3,009,085	$2,430,157
Consulting and management services	409,176	458,751
Merchandise sales	52,367	39,240
	$3,470,628	$2,928,148

9.	EARNINGS PER SHARE

Earnings per share is computed by dividing net income (loss) available to common shareholders by the number of shares of common stock outstanding as of the end of the reporting period. As of June 30, 2020 and 2019, there are no differences between basic and diluted earnings per share.

The following table sets forth the calculation of basic and diluted earnings per share as of June 30, 2020 and 2019:

	2020	2019

Net loss	$(673,628)	$(87,574)

Weighted Common shares outstanding	13,024,999	13,024,999

Basic and diluted net loss per share	$(0.052)	$(0.007)

As of June 30, 2020 and 2019, there are 3,061,653 shares potentially convertible from preferred shares that were excluded as they were anti-dilutive.

F-15

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

10.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company is obligated under non-cancelable operating lease agreements for bar locations. Total rent expense for the six months ending June 30, 2020 was approximately $238,700 and is included in occupancy expenses in the accompanying consolidated financial statements.

The Company is also obligated under a number of non-cancelable operating lease agreements for equipment, which are not significant to the financial statements taken as a whole.

Gin & Luck, Inc.

The Company is obligated under a non-cancelable lease agreement for office space in Los Angeles, California. The lease requires minimum monthly payments of $3,928. The lease expired in September 2020 and was not renewed.

Death & Co. Denver, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in Denver, Colorado. The lease requires minimum monthly payments of $10,036 plus 5% of monthly sales exclusive of special event sales. The minimum monthly rent increases annually up to $12,715 as of May 1, 2027. The lease expires in April 2028 and includes two options to renew for terms of five years each.

The Company has an agreement with the hotel in which it operates, under which the hotel subsidizes certain labor expenses related to morning kitchen service staff. The hotel also oversees event scheduling for which the company provides food, beverages and labor.

As a result of the COVID-19 pandemic, all monthly rentals were waived from December 2020 to February 2021. The minimum monthly rental was deferred from March 2021 to June 2021, and 50% of the minimum base monthly rental was deferred from July 2021 to December 2021. Rental payments equal to 5% of sales, exclusive of special event sales, remain due from March 2021 through December 2021. All deferred rents will be paid over the final 60 months of the lease term, commencing in May 2023.

Death & Co. East Village, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in New York, New York. The lease requires minimum monthly payments of $6,250. The minimum monthly rent increases annually up to $7,000 as of October 1, 2021. The lease expires in September 2022.

As a result of the COVID-19 pandemic, monthly rentals have been reduced based on operating capacity as permitted by local health authorities. Starting in November 2020, this location was permitted to operate at 25% capacity and therefore paid 25% of its monthly rental.

Death & Co. LA, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in Los Angeles, California. The lease requires minimum monthly payments of $10,521. The minimum monthly rent increases annually up to $13,728 as of October 1, 2028. The lease expires in September 2029 and includes two options to renew for terms of five years each.

As a result of the COVID-19 pandemic, 50% of the minimum monthly rental was deferred starting in September 2020, which will be paid over a twelve month period at a time that is yet to be determined.

F-16

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

10.	COMMITMENTS AND CONTINGENCIES (Continued)

Operating Leases (Continued)

As of June 30, 2020, after lease modifications due to the COVID-19 pandemic, future minimum lease payments under the Company’s non-cancelable operating leases are estimated to be as follows:

Years ending June 30,
2021	$170,184
2022	340,879
2023	288,820
2024	288,091
2025	296,283
Thereafter	1,243,620
$2,627,877

Legal Matters

The Company is a party to various claims, complaints, and other legal actions that have arisen from time to time in the ordinary course of business. The Company believes that the outcome of such pending legal proceedings will not have a material adverse effect on the Company’s consolidated financial condition, results of operations, or cash flows.

11.	COVID-19 PANDEMIC

On January 30, 2020, the World Health Organization declared an international public health emergency over the spread of the COVID-19 coronavirus.

The outbreak and responses to the virus have significantly disrupted and will continue to disrupt the Company’s business. In the United States and other regions, social distancing restrictions have been enacted. In response to the COVID-19 pandemic, the Company temporarily closed all three of its locations and shifted to an off-premise only operating model. The Company’s Los Angeles location has not reopened and is limited to off-premise sales. The Denver and New York locations were allowed to reopen in various stages of indoor and outdoor service between the months of June and September 2020. Both had been ordered to close again by December 2020 and shifted to off-premise service only; however, as of February 2021, the Denver and New York locations are open for indoor service with limited capacity, and the Los Angeles location is open for outdoor service.

The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of COVID-19 on the operational and financial performance of the Company will depend on future developments, including the duration and spread of the outbreak, and the impact on customers, employees and vendors, all of which are uncertain and cannot be predicted.

F-17

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through February 15, 2021, the date on which the consolidated financial statements were available to be issued.

Paycheck Protection Program Loan

On January 19, 2021, the company applied for an additional PPP loan in the aggregate amount of $1,421,731 under the Consolidated Appropriations Act of 2021, which was enacted on December 27, 2020. The Company anticipates that the entire loan proceeds will be used for qualifying expenses.

Economic Injury Disaster Loans

During August and September 2020, the Company was granted loans from the U.S. Small Business Administration in the aggregate amount of $317,500 pursuant to the Economic Injury Disaster Loans (EIDL) Program of the CARES Act. The loans mature 30 years after inception and bear interest at a rate of 3.75% per annum, payable monthly commencing twelve months after inception. The loan may be repaid at any time prior to maturity with no prepayment penalties. The Company has outstanding applications for additional EIDL loans totaling approximately $213,000.

Death & Co. Chicago, LLC

Death & Co. Chicago, LLC, a limited liability company, was organized on December 13, 2019 under the laws of Illinois to operate a bar in Chicago. Because of the COVID-19 pandemic, management decided not to proceed with the Chicago location for the time being. The Company has successfully negotiated an early termination of the guaranteed lease it had agreed to.

Unit-Based Compensation Awards

During July 2020, the Company awarded 1,068,220 profits interest units valued at a total of $234,768.

Conversion to Corporation

On October 8, 2020, the Company converted from an LLC to a Delaware corporation. Each common unit was converted to one share of Class A common stock. Each profits interest unit was converted to one share of Class B or Class C common stock, depending on the profits hurdle amount in the profits interest unit grant agreement. Each Series A Preferred Unit was converted to one share of Series A preferred stock. The common stock and preferred stock issued in connection with the conversion from the LLC to corporation carry rights and privileges as provided to such class of equity in the LLC agreement (Note 5).

F-18

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019 (AUDITED) AND

FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (UNAUDITED)

12.	SUBSEQUENT EVENTS (Continued)

Conversion to Corporation (Continued)

LLC ownership units outstanding on October 8, 2020 were converted to shares of corporate stock as follows:

	LLC	Corporation
Series A Preferred	3,061,653	3,061,653
Common	9,999,999
Common Class A		9,999,999
Profits interest	4,093,220
Common Class B		3,025,000
Common Class C	–	1,068,220
	17,154,872	17,154,872

F-19

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Members of Gin & Luck, Inc.
We have audited the accompanying consolidated financial statements of Gin & Luck, Inc. which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Members of: WSCPA AICPA PCPS	Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

802 N. Washington PO Box 2163 Spokane, Washington	Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
99210-2163
P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com	An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gin & Luck, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Spokane, Washington February 12, 2021

F-20

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018

Assets

Current Assets
Cash	$743,200	$1,587,465
Accounts receivable, net	293,879	115,621
Inventories, net	235,142	127,094

Total Current Assets	1,272,221	1,830,180

Property and Equipment, net	1,417,235	69,877

Other Assets
Liquor licenses, net	163,022	75,586
Deposits	75,670	75,125

Total Other Assets	238,692	150,711

Total Assets	$2,928,148	$2,050,768

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$561,108	$223,181
Accrued expenses	305,356	126,324
Sales taxes payable	64,518	53,322
Gift certificate and customer deposit liabilities	59,110	3,869
Deferred revenue	72,667	–
Deferred rent	64,388	11,058

Total Current Liabilities	1,127,147	417,754

Commitments and Contingencies (Notes 8 and 9)

Stockholders' Equity
Preferred stock, $.0001 par value:
Series A preferred stock: 3,061,653 shares authorized; 3,061,653 and 2,494,027 shares issued and outstanding, respectively	306	249
Additional paid-in capital - preferred stock	2,451,791	1,951,848
Common stock, $.0001 par value:
Class A common stock: 9,999,999 shares authorized, issued and outstanding	1,000	1,000
Class B common stock: 3,025,000 shares authorized, issued and outstanding	303	303
Class C common stock: 1,068,220 shares authorized; no shares issued or outstanding	–	–
Additional paid-in capital - common stock	709,112	349,000
Accumulated deficit	(1,361,511)	(669,386)

Total Stockholders' Equity	1,801,001	1,633,014

Total Liabilities and Stockholders' Equity	$2,928,148	$2,050,768

The accompanying notes are an integral part of these financial statements.

F-21

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019			2018

Revenues
Bar and restaurant sales	$6,509,187	88.1%		$4,564,569	92.3%
Consulting and management fees	774,374	10.5		327,507	6.6
Merchandise sales	68,848	0.9		22,555	0.5
Other revenue	38,576	0.5		31,601	0.6

Total Revenues	7,390,985	100.0		4,946,232	100.0

Cost of Goods Sold	1,523,773	20.6		1,139,643	23.0

Gross Profit	5,867,212	79.4		3,806,589	77.0

Operating Expenses
Salaries, wages and benefits	3,424,238	46.3		2,407,889	48.7
Occupancy expenses	719,820	9.7		468,712	9.5
Operating expenses	2,196,461	29.7		1,255,616	25.4
Pre-opening expenses	320,195	4.3		62,445	1.3
Expense reimbursements	(113,413)	(1.4)		(28,049)	(0.6)

Total Operating Expenses	6,547,301	88.6		4,166,613	84.3

Loss from Operations	(680,089)	(9.2)		(360,024)	(7.3)

Other Expenses

Loss on disposition of property and equipment	–	–		(20,830)	(0.4)
Interest expense	(9,219)	(0.1)		(10,983)	(0.2)

Total Other Expenses	(9,219)	(0.1)		(31,813)	(0.6)

Net Loss Before Income Taxes	(689,308)	(9.3)		(391,837)	(7.9)

Income Taxes	2,817	–		32,871	0.7

Net Loss	$(692,125)	(9.3	) %	$(424,708)	(8.6	) %
Basic and Diluted Net Loss per Share	$(0.043)			$(0.027)
Weighted Average Shares Outstanding	13,024,999			2,414,126

The accompanying notes are an integral part of these financial statements.

F-22

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

		Par Value
				Preferred	Additional
	Number of	Common Stock		Stock	Paid in	Accumulated
	Shares	Class A	Class B	Series A	Capital	Deficit	Total

Balance December 31, 2017	651,297	$65	$–	$–	$349,935	$(244,678)	$105,322

Stock Issued
Issued for cash, net of offering costs	2,494,027	–	–	249	1,951,848	–	1,952,097
Issued for services rendered	3,025,000	–	303	–	–	–	303
Issued in business combination	9,348,702	935	–	–	(935)	–	–

Total Stock Issued	14,867,729	935	303	249	1,950,913	–	1,952,400

Net Loss	–	–	–	–	–	(424,708)	(424,708)

Balance December 31, 2018	15,519,026	1,000	303	249	2,300,848	(669,386)	1,633,014

Stock Issued
Issued for cash, net of offering costs	567,626	–	–	57	499,944	–	500,001
Issued for services rendered	–	–	–	–	360,111	–	360,111

Total Stock Issued	567,626	–	–	57	860,055	–	860,112

Net Loss	–	–	–	–	–	(692,125)	(692,125)

Balance December 31, 2019	16,086,652	$1,000	$303	$306	$3,160,903	$(1,361,511)	$1,801,001

The accompanying notes are an integral part of these financial statements.

F-23

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

Cash Flows from Operating Activities:
Net loss	$(692,125)	$(424,708)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock compensation	360,111	–
Depreciation and amortization	12,281	6,075
Loss on disposition of property and equipment	–	20,830
Change in:
Accounts receivable	(178,258)	(2,752)
Inventories	(108,048)	(80,198)
Deposits	(545)	(35,605)
Accounts payable	337,927	106,209
Accrued expenses	179,032	19,600
Sales taxes payable	11,196	36,898
Gift certificate and customer deposit liabilities	55,241	2,931
Deferred revenue	72,667	–
Deferred rent	53,330	11,058

Net Cash Provided by (Used in) Operating Activities	102,809	(339,662)

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,359,341)	(73,475)
Purchases of liquor licenses	(87,734)	(3,261)

Net Cash Used in Investing Activities	(1,447,075)	(76,736)

Cash Flows from Financing Activities:
Loan repayments	–	(244,000)
Capital contributions	500,001	1,952,400

Net Cash Provided by Financing Activities	500,001	1,708,400

Net Increase (Decrease) in Cash	(844,265)	1,292,002

Cash - Beginning	1,587,465	295,463

Cash - Ending	$743,200	$1,587,465

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for:

Interest	$9,219	$10,983

Income taxes	$800	$4,017

The accompanying notes are an integral part of these financial statements.

F-24

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Gin & Luck, Inc. and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

Nature of Business

Gin & Luck, LLC was formed as a Delaware Limited Liability Company (LLC) on June 9, 2017. It is headquartered in Los Angeles, California, and as of December 31, 2019, operates three bar and restaurant locations through its wholly-owned subsidiaries:  Death & Co. Denver, LLC, Death & Co. East Village, LLC, and Death & Co. Los Angeles, LLC.   Its additional wholly-owned subsidiaries include Death & Co. Proprietors, LLC, which licenses “Death & Co.” branding and intellectual property, and Proprietors, LLC, which provides consulting and management services to its affiliates as well as to bars, restaurants and hotels worldwide.

Basis of Presentation

The accompanying consolidated financial statements are presented on an accrual basis in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany transactions and balances have been eliminated in consolidation.

Conversion to Corporation

On October 8, 2020 Gin & Luck LLC converted to a corporation and exchanged its members equity units to shares of stock in the corporation (Note 9).  The financial statements are presented on a retroactive basis as if the conversion had occurred as of the beginning of the first period presented.

Cash

Cash consists of amounts on deposit at financial institutions with a maturity date of less than three months. At times, balances held by the financial institutions may exceed the Federal Deposit Insurance Corporation limit of $250,000. The Company has not experienced any losses related to cash balances, and does not believe significant credit risk exists with respect to cash at December 31, 2019 or 2018.

Accounts Receivable

Receivables, net of the allowance for doubtful accounts, represent their estimated net realizable value. Provisions for doubtful accounts are recorded based on historical collection experience and the age of the receivables. Receivables are written off when they are deemed uncollectible. Based on management’s evaluation of accounts receivable, no allowance for doubtful accounts has been recorded at December 31, 2019 or 2018.

F-25

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories, consisting predominantly of food, liquor, and other beverages, are stated at the lower of cost (measured on the first-in, first-out basis) or net realizable value. The Company regularly evaluates its inventory and reserves for obsolete or slow-moving items. Based on management’s evaluation of inventory, no allowance for obsolete inventory has been recorded at December 31, 2019 or 2018.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the related assets, ranging from five to fifteen years.

Liquor Licenses

The costs of obtaining non-transferable liquor licenses that are directly issued by local government agencies for nominal fees are expensed as incurred. Annual liquor license renewal fees are expensed over the renewal term. The costs of purchasing transferable liquor licenses are capitalized as intangible assets and amortized over a period of fifteen years. Liquor licenses are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of the long-lived assets is measured by a comparison of the carrying amount of the asset group to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Management determined there was no occurrence of an event or circumstance that could trigger impairment for the years ended December 31, 2019 or 2018.

Revenue Recognition

The Company’s revenues consist of sales at its bars, consulting and management fees, and merchandise sales. Revenues are presented net of complimentary discounts and sales taxes. Sales tax collected is included in other accrued expenses until the taxes are remitted to the appropriate taxing authorities. Revenues from bar and merchandise sales are recognized when payment is tendered at the point of sale. Consulting and management fee revenue is recognized as services are rendered or upon achievement of performance milestones as specified within the agreement.

F-26

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The Company recognizes a liability upon the sale of gift cards and recognizes revenue when these gift cards are redeemed. Based on historical redemption patterns, management can reasonably estimate the amount of gift cards for which redemption is remote, which is referred to as “breakage.” Breakage is recognized over a three-year period in proportion to historical redemption trends and is classified as revenues in the consolidated statements of operations. Breakage was considered to be immaterial for the years ended December 31, 2019 or 2018, respectively. Incremental direct costs related to gift card sales, including commissions and credit card fees, are deferred and recognized in earnings in the same pattern as the related gift card revenue. There were no changes to our accounting for gift card revenue and related costs upon adoption of the new revenue recognition standard.

Advertising

Advertising is expensed as incurred. Advertising expense for the years ended December 31, 2019 and 2018 was approximately $70,679 and $27,322, respectively.

Pre-Opening Costs

The Company’s pre-opening costs are generally incurred beginning four to six months prior to a location opening and typically include restaurant employee wages and related expenses, general and administrative expenses, promotional costs associated with the location opening and rent, including any non-cash rent expense recognized during the construction period. Pre-opening costs are expensed as incurred.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

•	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

•	Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

F-27

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)

The carrying amounts reported in the balance sheet approximate fair value.

Offering Costs

Costs associated with the offering of the Company’s securities are recorded as a reduction of additional paid-in capital received. There were no offering costs for the year ended December 31, 2019. Offering costs for the year ended December 31, 2018 were $241,402.

Income Taxes

As of December 31, 2019 or 2018, the Company is an LLC which is treated as a partnership for federal and state income tax purposes, and therefore, the Company does not incur federal income taxes at a company level. Instead, its earnings and losses are passed through to the members and included in the calculation of the members’ tax liability. However, the Company is subject to certain state income taxes and fees imposed by the states in which the Company conducts business. In addition, the Company is subject to a California fee based on its annual gross revenue.

On October 8, 2020, the Company converted from an LLC to a corporation (Note 9) and will pay income taxes at the corporate level beginning with the year ending December 31, 2020.

The Company applies the provisions of FASB ASC 740, Income Taxes. FASB ASC 740 prescribes a threshold for financial recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters, such as de-recognition, interest and penalties, and disclosure. The Company evaluates uncertain tax positions by considering the tax years subject to potential audit under state and federal income tax law and identifying favorable tax positions that do not meet the threshold of more likely than not to prevail if challenged by tax authorities that would have a direct impact on the Company as opposed to an impact to the owners. The Company has determined that there are no uncertain tax positions that would have a material effect on the consolidated financial statements as of December 31, 2019 or 2018. No income tax examinations are currently pending.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

F-28

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

In May 2014, FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The amount of revenue to be recognized reflects the consideration to which the Company is entitled to receive in exchange for the goods or services delivered. To achieve this core principle, the Company applies the following five steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. In May 2020, FASB delayed implementation of ASU 2014-09 until years beginning after December 15, 2019. The Company is currently in the process of evaluating the potential impact of this new guidance.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. In April 2020, FASB delayed implementation of ASU 2014-09 until years beginning after December 15, 2021. The Company is currently in the process of evaluating the potential impact of this new guidance.

2.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2019 and 2018 consist of the following:

	2019	2018
Trade receivables	$205,817	$94,275
Settlement receivable	83,261	–
Other receivables	4,801	21,346
	$293,879	$115,621

The settlement receivable relates to a negotiated agreement between Proprietors LLC and a customer pertaining to the termination of a management contract. A settlement was reached in March 2020 for the sum of $97,334. $83,261 was recognized in 2019 for management fees and travel expense reimbursement, and the remainder was recognized in 2020 as management fees.

As of December 31, 2019, accounts receivable includes $23,566 for shared labor and event fees due from a hotel in which the Company operates (Note 8).

F-29

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

3.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2019 and 2018 consists of the following:

	2019	2018

Leasehold improvements	$1,031,706	$37,124
Machinery and equipment	209,893	31,678
Furniture and fixtures	197,445	10,901

	1,439,044	79,703
Less accumulated depreciation	(21,809)	(9,826)

	$1,417,235	$69,877

Depreciation expense totaled $11,983 and $6,075 for the years ended December 31, 2019 and 2018, respectively.

4.	MEMBERS’ EQUITY

Member Units

The Company’s previous limited liability company agreement (the LLC agreement) provides for three classes of membership units: common units, Series A preferred units, and profits interest units. Authorized and outstanding ownership units at December 31, 2019 and 2018 consisted of the following:

	LLC
	2019		2018
	Authorized	Outstanding	Authorized	Outstanding

Series A preferred	3,583,287	3,061,653	3,583,287	2,494,027
Common	9,999,999	9,999,999	9,999,999	9,999,999
Profits interest	4,788,202	3,025,000	4,788,202	3,025,000

	18,371,488	16,086,652	18,371,488	15,519,026

	Corporation
	2019		2018
	Authorized	Outstanding	Authorized	Outstanding

Series A preferred	3,061,653	3,061,653	3,061,653	2,494,027
Common Class A	9,999,999	9,999,999	9,999,999	9,999,999
Common Class B	3,025,000	3,025,000	3,025,000	3,025,000
Common Class C	1,068,220	–	1,068,220	–

	17,154,872	16,086,652	17,154,872	15,519,026

F-30

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

4.	MEMBERS’ EQUITY (Continued)

Member Units (Continued)

The Company has been managed by a Board of Managers (the Board) as outlined in the LLC Agreement. Common unit and profits interest unit holders collectively had the right to name three Board members and Series A preferred unit holders had the right to name one Board member.

Distributions

The LLC agreement authorized the Board to make discretionary distributions to the LLC members in accordance with their allocation percentages; however, no distributions would be made to a member if the distribution would create a negative capital account balance, or increase the amount by which the member’s capital account balance is negative.

Unit-based compensation

The LLC agreement authorized the Board to grant profits interest units to individuals in exchange for services performed or to be performed for the Company. The total number of units available for issuance under the plan is 4,788,202. Such units are intended to be profits interests, as defined by the Internal Revenue Code, and are subject to terms and conditions set forth in each unit grant agreement. The units are subject to a vesting schedule as specified in each grant agreement.

The fair value of each grant is estimated by the Company based on the price of membership units purchased for cash in 2018, discounted by 50% to address illiquidity and a significant profit hurdle. During the year ended December 31, 2019, no units were granted. During the year ended December 31, 2018, 3,025,002 units were granted. Unit-based compensation expense included in salaries, wages and benefits was $360,111 for the year ended December 31, 2019. There was no unit-based compensation expense for the year ended December 31, 2018. Unrecognized unit-based compensation related to unvested unit awards as of December 31, 2019 and 2018 is approximately $970,000 and $1,330,000, respectively, and as of December 31, 2019, is expected to be recognized over three years.

Each profits interest units grant includes a profits interest hurdle for such units on the basis of the liquidation value of the profits interest units immediately prior to the issuance of such profits interest units.

Conversion rights

Series A preferred units were convertible at the holder’s option to common units at any time and without payment of additional consideration. The conversion price and the rate at which Series A preferred units could be converted into common units were subject to the terms of the LLC agreement.

F-31

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

4.	MEMBERS’ EQUITY (Continued)

Liquidation rights

In case of liquidation, dissolution or winding up of the company, holders of Series A preferred units will first receive a preferential distribution in the amount of their original purchase price plus a return rate specified in the LLC agreement, as adjusted for cumulative distributions made prior to liquidation. After the preferential amounts to which the holders of Series A preferred units may be entitled, the holders of all outstanding shares of common units will receive distributions to the extent of, and in proportion to, their unreturned capital contributions, until their capital accounts are reduced to zero. Lastly, all members will receive distributions in proportion to their respective income allocation percentages; however, distributions to profits interest unit holders are limited by a threshold value as specified in the LLC agreement.

Approved sale

In the event of an offer from a third party to purchase not less than 50% of the outstanding units of the Company, such an offer would have to be approved by the Board, a majority interest of the Series A preferred unit holders, and the common unit holders, each voting as separate classes.

“Drag-along” rights

In the event of an approved sale, all unit holders would be required to sell a proportionate number of their shares on the same terms and conditions applicable to all other units subject to purchase.

“Tag-along” rights

In the event of an approved sale, each unit holder would have the right to participate in the approved sale and sell all or a portion of their units to the purchaser on the same terms and conditions applicable to all other units subject to purchase.

5.	BUSINESS COMBINATION

On November 9, 2018, in order to align common ownership interests and company management under one parent company, the various members of Death & Co. Denver, LLC, Death & Co. East Village, LLC, Death & Co. LA, LLC, Death & Co. Proprietors, LLC, and Proprietors, LLC contributed their ownership in those entities in exchange for ownership interests in Gin & Luck, LLC. Gin & Luck, LLC issued 10,000,000 ownership units in the combination. No other consideration was exchanged. As common control acquisitions, the assets and liabilities of the acquired entities were acquired at historical cost, and the financial statements are presented as if the acquisitions had occurred at the beginning of the first period presented.

F-32

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

6.	RELATED PARTY TRANSACTIONS

The Company, through its subsidiary Proprietors, LLC, provides consulting, marketing and management services to entities that are related to the Company’s management through common ownership. Revenue received from related parties totaled $59,198 and $12,218 for the years ending December 31, 2019 and 2018, respectively.

The Company, through its subsidiary Death & Co. East Village, LLC, paid professional fees to a business that is related to the Company’s management through common ownership. Expenses paid to related parties totaled $29,400 and $28,600 for the years ending December 31, 2019 and 2018, respectively.

At December 31, 2017, the Company had a loan payable to the relative of a member of management in the amount of $94,000. The loan was repaid during the year ended December 31, 2018.

7.	SEGMENT INFORMATION

The Company’s operating segments consist of its bar and restaurant operations (Death & Co. Denver, LLC, Death & Co. East Village, LLC, and Death & Co. LA, LLC), consulting and management services (Proprietors, LLC), and merchandise sales. Death & Co. Proprietors, LLC has no revenue, expenses, assets or liabilities as of December 31, 2019 and 2018.

Segment information is presented below:

	2019	2018

Revenues:
Bar and restaurant operations	$6,530,073	$4,564,569
Consulting and management services	792,384	359,108
Merchandise sales	68,528	22,555

	$7,390,985	$4,946,232

Income (loss) from operations:
Bar and restaurant operations	$115,338	$26,687
Consulting and management services	(692,923)	(409,266)
Merchandise sales	(102,504)	22,555

	$(680,089)	$(360,024)

Total assets:
Bar and restaurant operations	$2,430,157	$1,296,741
Consulting and management services	458,751	750,613
Merchandise sales	39,240	3,414

	$2,928,148	$2,050,768

F-33

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

8.	EARNINGS PER SHARE

Earnings per share is computed by dividing net income (loss) available to common shareholders by the number of shares of common stock outstanding as of the end of the reporting period. As of December 31, 2019 and 2018, there are no differences between basic and diluted earnings per share.

The following table sets forth the calculation of basic and diluted earnings per share as of December 31, 2019 and 2018:

	2019	2018

Net loss	$(692,125)	$(424,708)

Weighted Common shares outstanding	13,024,999	2,414,126

Basic and diluted net loss per share	$(0.053)	$(0.176)

As of December 31, 2019 and 2018 there are 3,061,653 and 2,494,027 shares respectively potentially convertible from preferred shares that were excluded as they were anti-dilutive.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company is obligated under non-cancelable operating lease agreements for bar locations. Total rent expense for the years ending December 31, 2019 and 2018, was approximately $594,000 and $364,000, respectively, and is included in occupancy expenses in the accompanying consolidated financial statements.

The Company is also obligated under a number of non-cancelable operating lease agreements for equipment, which are not significant to the financial statements taken as a whole.

Following is a description of each entity's lease arrangements prior to the effect of the COVID-19 pandemic (Note 9):

Gin & Luck, Inc.

The Company is obligated under a non-cancelable lease agreement for office space in Los Angeles, California. The lease requires minimum monthly payments of $3,928. The lease expired in September 2020 and was not renewed.

Death & Co. Denver, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in Denver, Colorado. The lease requires minimum monthly payments of $10,036 plus 5% of monthly sales exclusive of special event sales. The minimum monthly rent increases annually up to $12,715 as of May 1, 2027. The lease expires in April 2028 and includes two options to renew for terms of five years each.

The Company has an agreement with the hotel in which it operates, under which the hotel subsidizes certain labor expenses related to morning kitchen service staff. The hotel also oversees event scheduling for which the company provides food, beverages and labor.

F-34

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

9.	COMMITMENTS AND CONTINGENCIES (Continued)

Operating Leases (Continued)

Death & Co. East Village, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in New York, New York. The lease requires minimum monthly payments of $6,250. The minimum monthly rent increases annually up to $7,000 as of October 1, 2021. The lease expires in September 2022.

Death & Co. LA, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in Los Angeles, California. The lease requires minimum monthly payments of $10,521. The minimum monthly rent increases annually up to $13,728 as of October 1, 2028. The lease expires in September 2029 and includes two options to renew for terms of five years each.

The Company’s leases for its operating locations were modified due to the effects of the COVID-19 pandemic (Note 9).

Legal Matters

The Company is a party to various claims, complaints, and other legal actions that have arisen from time to time in the ordinary course of business. The Company believes that the outcome of such pending legal proceedings will not have a material adverse effect on the Company’s consolidated financial condition, results of operations, or cash flows.

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through February 12, 2021, the date on which the consolidated financial statements were available to be issued.

COVID-19 Pandemic

On January 30, 2020, the World Health Organization declared an international public health emergency over the spread of the COVID-19 coronavirus.

The outbreak and responses to the virus have significantly disrupted and will continue to disrupt the Company’s business. In the United States and other regions, social distancing restrictions have been enacted. In response to the COVID-19 pandemic, the Company temporarily closed all three of its locations and shifted to an off-premise only operating model. The Company’s Los Angeles location has not reopened and is limited to off-premise sales. The Denver and New York locations were allowed to reopen in various stages of indoor and outdoor service between the months of June and September 2020; however, both had been ordered to close again by December 2020 and have shifted to off-premise service only.

The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of COVID-19 on the operational and financial performance of the Company will depend on future developments, including the duration and spread of the outbreak, and the impact on customers, employees and vendors, all of which are uncertain and cannot be predicted.

Lease Agreement Modifications

Death & Co. Denver, LLC

All monthly rentals were waived from December 2020 to February 2021. The minimum monthly rental was deferred from March 2021 to June 2021, and 50% of the minimum base monthly rental was deferred from July 2021 to December 2021. Rental payments equal to 5% of sales, exclusive of special event sales, remain due from March 2021 through December 2021. All deferred rents will be paid over the final 60 months of the lease term, commencing in May 2023.

Death & Co. East Village, LLC

Monthly rentals have been reduced based on operating capacity as permitted by local health authorities. Starting in November 2020, this location was permitted to operate at 25% capacity and therefore paid 25% of its monthly rental.

F-35

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

10.	SUBSEQUENT EVENTS (Continued)

Lease Agreement Modifications (Continued)

Death & Co. LA, LLC

50% of the minimum monthly rental was deferred starting in September 2020, which will be paid over a twelve month period at a time that is yet to be determined.

As of December 31, 2019, after lease modifications due to the COVID-19 pandemic, future minimum lease payments under the Company’s non-cancelable operating leases are estimated to be as follows:

Years ending December 31,
2020	$377,336
2021	221,786
2022	328,260
2023	283,061
2024	296,197
Thereafter	1,367,334

$2,873,974

Paycheck Protection Program Loan

On May 1, 2020, the Company was granted a loan from J.P. Morgan Chase in the aggregate amount of $1,289,370, pursuant to the Paycheck Protection Program (PPP) of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which was enacted on March 27, 2020. The loan matures on May 1, 2025 and bears interest at a rate of 0.98% per annum, payable monthly commencing on August 1, 2021. The loan may be repaid at any time prior to maturity with no prepayment penalties. Funds from the loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. Under the terms of the PPP, part or all of the loan may be forgiven if it was used for qualifying expenses as described in the CARES Act. The Company used the entire loan proceeds for qualifying expenses.

On January 19, 2021, the company applied for an additional PPP loan in the aggregate amount of $1,421,731 under the Consolidated Appropriations Act of 2021, which was enacted on December 27, 2020. The Company anticipates that the entire loan proceeds will be used for qualifying expenses.

Economic Injury Disaster Loans

During August and September 2020, the Company was granted loans from the U.S. Small Business Administration in the aggregate amount of $317,500 pursuant to the Economic Injury Disaster Loans (EIDL) Program of the CARES Act. The loans mature 30 years after inception and bear interest at a rate of 3.75% per annum, payable monthly commencing twelve months after inception. The loan may be repaid at any time prior to maturity with no prepayment penalties. The Company has outstanding applications for additional EIDL loans totaling approximately $213,000.

F-36

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

10.	SUBSEQUENT EVENTS (Continued)

Shareholder Loan

On February 28, 2020, the Company was granted a loan from a stockholder in the amount of $100,000 at an interest rate of 4% per annum, payable in full on May 31, 2020. Due to the COVID-19 pandemic, the loan was amended on July 23, 2020 to mature on May 31, 2021 with an option for an additional extension to mature on May 31, 2022. The first extension carries an interest rate of 4% per annum for the period between February 28, 2020 to May 31, 2020 and 6% per annum for the period from June 1, 2020 to May 31, 2021. The optional extension carries an interest rate of 11% per annum for the period from June 1, 2021 to May 31, 2022.

Death & Co. Chicago, LLC

Death & Co. Chicago, LLC, a limited liability company, was organized on December 13, 2019 under the laws of Illinois to operate a bar in Chicago. Because of the COVID-19 pandemic, management decided not to proceed with the Chicago location for the time being. The Company had agreed to guarantee the first three years of the lease for this location, and is currently negotiating a settlement and release under the lease. If no agreement is reached, management anticipates that this matter will result in litigation.

Unit-based compensation awards

During July 2020, the Company awarded 1,068,220 profits interest units valued at a total of $234,768.

Conversion to corporation

On October 8, 2020, the Company converted from an LLC to a Delaware corporation. Each common unit was converted to one share of Class A common stock. Each profits interest unit was converted to one share of Class B or Class C common stock, depending on the profits hurdle amount in the profits interest unit grant agreement. Each Series A Preferred Unit was converted to one share of Series A preferred stock. The common stock and preferred stock issued in connection with the conversion from the LLC to corporation carry rights and privileges as provided to such class of equity in the LLC agreement (Note 4).

LLC ownership units outstanding on October 8, 2020 were converted to shares of corporate stock as follows:

	LLC	Corporation

Series A Preferred	3,061,653	3,061,653
Common	9,999,999
Common Class A		9,999,999
Profits interest	4,093,220
Common Class B		3,025,000
Common Class C		1,068,220

	17,154,872	17,154,872

F-37

PART III

INDEX TO EXHIBITS

1	Placement Agent Agreement with SI Securities, LLC**
2.1	Certificate of Incorporation**
2.2	Bylaws**
4	Form of Subscription Agreement
6.1	Form of Amended and Restated Certificate of Incorporation
6.2	Form of Amended and Restated Voting Agreement
6.3	Form of Amended and Restated Investors’ Rights Agreement
6.4	David Kaplan Employment Agreement**
6.5	Alexander Day Employment Agreement**
6.6	Devon Tarby Employment Agreement**
6.7	Marie D’Antonio Employment Agreement**
6.8	Jenna Garbino Public Relations Services Contract*
6.9	AAmp Studio Design Services Contract*
6.10	William Spurgeon Loan Agreement*
6.11	Midnight Auteur Project Joint Operating Agreement
8.1	Form of Escrow Agreement*
11	Auditor’s Consent
12	Opinion of CrowdCheck Law LLP*
13	Testing the Waters Materials

_____________

* To be filed by amendment.

** Previously filed

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on March 31, 2021.

Gin & Luck Inc.

/s/ David J. Kaplan

By David J. Kaplan
CEO of Gin & Luck Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David J. Kaplan

David J. Kaplan, Chief Executive Officer and Director

Date: March 31, 2021

/s/ Marie D’Antonio

Marie D’Antonio, Chief Financial Officer and Principal Account Officer

Date: March 31, 2021

/s/ Alex Day
Alex Day, Director
Date: March 31, 2021

/s/ Devon Tarby

Devon Tarby, Director

Date: March 31, 2021

/s/ Leland O’Connor
Leland O’Connor, Director
Date: March 31, 2021

/s/ William Spurgeon
William Spurgeon, Director
Date: March 31, 2021

III-2